   As filed with the Securities and Exchange Commission on January 20, 1999

                                                     Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          the Securities Act of 1933

                                --------------

                                Motorola, Inc.
                           Motorola Capital Trust I
            (Exact name of Registrant as specified in its charter)

                                --------------
               Delaware                              36-11158000
               Delaware                           To be applied for
    (State or other jurisdiction of     (I.R.S. Employer Identification No.)
            incorporation)

                                --------------

                           1303 East Algonquin Road
                          Schaumburg, Illinois 60196
                                (847) 576-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)

                                --------------

                               Carl F. Koenemann
                           Executive Vice President
                          and Chief Financial Officer
                           1303 East Algonquin Road
                          Schaumburg, Illinois 60196
                                (847) 576-5000

                                With copies to:
     Carol H. Forsyte          Gerald T. Nowak          Michael A. Campbell
 Senior Corporate Counsel      Kirkland & Ellis         Mayer, Brown & Platt
 1303 East Algonquin Road  200 East Randolph Drive    190 South LaSalle Street
   Schaumburg, Illinois       Chicago, Illinois       Chicago, Illinois 60603
          60196                 (312) 861-2000             (312) 782-0600
      (847) 576-7646
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                           Proposed Maximum  Proposed Maximum   Amount of
  Title of Each Class of       Amount to      Offering PriceAggregate Offering Registration
Securities to Be Registered  be Registered   Per Unit (1)(2)     Price (2)(3)      Fee
-------------------------------------------------------------------------------------------
Preferred Securities of
 Motorola Capital Trust I..   20,000,000         $25           $500,000,000      $139,000
-------------------------------------------------------------------------------------------
Deferrable Interest Junior
 Subordinated Debentures of
 Motorola, Inc. (3)(4).....          --          --                     --            --
-------------------------------------------------------------------------------------------
Guarantee of Motorola, Inc.
 (3)(5)....................          --          --                     --            --
-------------------------------------------------------------------------------------------
   Total...................   20,000,000         $25           $500,000,000      $139,000

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(1) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(a) and 457 (n) of the Securities Act.
(2) Exclusive of accrued interest and distributions, if any.
(3) No separate consideration will be received for the Debentures or the Guarantee.
(4) The Debentures may be distributed, under certain circumstances, to the holders of Preferred Securities for no additional consideration.
(5) Includes the rights of holders of the Preferred Securities under the Guarantee and certain back-up undertakings consisting of obligations of the Company to provide certain indemnities in respect of, and pay and be responsible for certain expenses and debts of, the Trust as described in the Registration Statement. No separate consideration will be received for the Guarantee and the back-up undertakings.

                                --------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. This + +prospectus is not an offer to sell these securities and it is not soliciting + +an offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion
                 Preliminary Prospectus dated January 20, 1999

PROSPECTUS

                        20,000,000 Preferred Securities
                            Motorola Capital Trust I

              % Trust Originated Preferred SecuritiesSM ("TOPrSSM")
                (Liquidation Amount $25 per Preferred Security)
                    Fully and Unconditionally Guaranteed by
[MOTOROLA, INC. LOGO]

                                 ------------

    A brief description of the preferred securities can be found under "Summary Information--Q&A" in this prospectus.

    We urge you to carefully read the "Risk Factors" section beginning on page 10, where we describe specific risks associated with these preferred securities, along with the rest of this prospectus before you make your investment decision.

    We intend to list the preferred securities on the New York Stock Exchange under the trading symbol "MOT PrA." If our application is approved, we expect that the preferred securities will begin trading on the New York Stock Exchange within 30 days after they are first issued.

                                 ------------

                                                      Per Preferred
                                                        Security    Total
                                                      ------------- -----
     Public Offering Price (1).......................      $         $
     Underwriting Commission to be paid by Motorola,
      Inc. (2).......................................      $         $
     Proceeds to the Trust...........................      $         $

    (1) Plus accrued distributions from       , 1999, if settlement occurs
        after that date

    (2) For sales of 10,000 or more preferred securities to a single
        purchaser, the underwriting commission will be $       per preferred
        security and, to the extent of such sales, the total underwriting commission will be less than that set forth in the table above.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

    The preferred securities will be ready for delivery in book-entry form only
through The Depository Trust Company on or about                 , 1999.

                                 ------------

                              Merrill Lynch & Co.

                                 ------------

             The date of this prospectus is                , 1999.

SM"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

Where You Can Find More Information.......................................   3
Summary Information--Q&A..................................................   5
Risk Factors..............................................................  11
Motorola Capital Trust I..................................................  16
Motorola..................................................................  18
Recent Developments.......................................................  20
Use of Proceeds...........................................................  21
Ratios of Earnings to Fixed Charges.......................................  21
Capitalization............................................................  22
Selected Financial Data...................................................  23
Description of the Preferred Securities...................................  24
Description of the Subordinated Debentures................................  36
Description of the Trust Guarantee........................................  45
Effect of Obligations Under the Subordinated Debentures and the Trust
 Guarantee................................................................  48
United States Federal Income Taxation.....................................  50
Underwriting..............................................................  55
Legal Matters.............................................................  57
Experts...................................................................  57
Index of Defined Terms....................................................  58

                               -----------------

        You should rely only on the information incorporated by reference or set forth in this prospectus. Neither we nor the underwriters have authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange (the "NYSE"). For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

      We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

     . Motorola, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Form 10-K").

     . Motorola, Inc.'s Quarterly Reports on Form 10-Q for the quarters ended March 28, 1998, June 27, 1998 and September 26, 1998.

     . Motorola, Inc.'s Current Reports on Form 8-K dated June 4, 1998 and November 5, 1998.

      You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                               A. Peter Lawson
                               Secretary, Motorola, Inc.
                               1303 East Algonquin Road
                               Schaumburg, Illinois 60196
                               Telephone: (847) 576-5000

      There are no separate financial statements of Motorola Capital Trust I (the "Trust") in this prospectus. We do not believe such financial statements would be helpful because:

     . The Trust is a direct wholly-owned subsidiary of Motorola, Inc., which files consolidated financial information under the Exchange Act.

     . The Trust does not have any independent operations other than issuing the Preferred Securities and Common Securities and purchasing the Subordinated Debentures (each as defined under "Summary Information--Q&A--What are the Preferred Securities?").

     . The obligations of Motorola, Inc. under the Subordinated Debentures and the Trust Guarantee (as defined under "Summary Information--Q&A--What is the nature of Motorola's guarantee of the Subordinated Debentures?") have the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Preferred Securities. Holders of Preferred Securities may, under certain circumstances, enforce these obligations directly against Motorola, Inc. See "Description of the Trust Guarantee" and "Effect of Obligations Under the Subordinated Debentures and the Trust Guarantee."

      The Trust is not currently subject to the information reporting requirements of the Exchange Act. The Trust will become subject to such requirements upon the effectiveness of the Registration Statement, although it intends to seek and expects to receive an exemption therefrom. If the Trust did not receive such an exemption, the expenses of operating the Trust would increase, as would the likelihood that Motorola would exercise its option to liquidate the Trust early. See "Description of the Preferred Securities-- Distribution of the Subordinated Debentures."

                           SUMMARY INFORMATION--Q & A

      This summary includes questions and answers that highlight selected information from the prospectus to help you understand the Trust Originated Preferred Securities (the "Preferred Securities"). This summary may not contain all the information that may be important to you. You should carefully read the prospectus to fully understand the terms of the Preferred Securities, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Preferred Securities. You should pay special attention to the "Risk Factors" section to determine whether an investment in the Preferred Securities is appropriate for you. You should also read the documents described under "Where You Can Find More Information" to learn more about Motorola's business, financial condition and results of operations.

      As used in this prospectus, the term "Motorola" refers to Motorola, Inc. and not to any of its consolidated subsidiaries, and the term the "Company" refers to Motorola and its consolidated subsidiaries. Certain other terms used in this summary are defined elsewhere in this prospectus. See "Index of Defined Terms" for a cross reference to the location in this prospectus where such terms are defined.

What are the Preferred Securities?

      Each Preferred Security represents a preferred undivided beneficial interest in the assets of the Trust. The Trust will offer 20,000,000 Preferred
Securities to the public at a price of $   per Preferred Security and will sell
its common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") to Motorola. The Trust will use the
proceeds from these sales to buy a series of     % Deferrable Interest Junior
Subordinated Debentures due           , 2039 (the "Subordinated Debentures")
from Motorola with the same payment terms as the Preferred Securities.

Who is the Trust?

      The Trust is a Delaware statutory business trust recently created by Motorola for the sole purpose of issuing the Trust Securities and investing the proceeds in the Subordinated Debentures and engaging in incidental activities. The Trust's principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196 and its telephone number at that address is
(847) 576-5000.

      There are four trustees of the Trust (the "Trustees"). Two of the Trustees are officers of Motorola. Harris Trust and Savings Bank ("Harris") will act as the property trustee of the Trust (the "Property Trustee") and First Union Trust Company, National Association ("First Union"), will act as the Delaware trustee of the Trust (the "Delaware Trustee"). Harris will also act as trustee under the Indenture (the "Indenture") governing the Subordinated Debentures (the "Indenture Trustee").

Who is Motorola?

      Motorola is a global leader in advanced electronic systems and services. It liberates the power of technology by creating software-enhanced products that provide integrated customer solutions and Internet access via wireless and satellite communications, as well as computing, networking, and automotive electronics. Motorola also provides essential digital building blocks in the form of embedded semiconductors, controls and systems. The Company's net sales in 1998 were $29.4 billion. Its principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196 and its telephone number at that address is (847) 576-5000.

What distributions will you receive?

      If you purchase the Preferred Securities, you are entitled to receive
cumulative cash distributions at an annual rate of   % of the liquidation
amount of $25 per Preferred Security. Distributions will accumulate from
               , 1999 and will be paid quarterly in arrears on March 31, June
30, September 30 and December 31 of each year, beginning       , 1999. The
initial cash distribution payable on           , 1999, will equal $   for each
$25 Preferred Security. Subsequent cash distributions will equal $   for each
$25 Preferred Security.

Can distributions be deferred?

      So long as no event of default under the Subordinated Debentures has occurred and is continuing, Motorola has the right, at one or more times, to defer interest payments on the Subordinated Debentures for up to 20 consecutive quarters, but not beyond the maturity date of the Subordinated Debentures.

      If Motorola defers interest payments on the Subordinated Debentures, the Trust will also defer distributions on the Preferred Securities. During this deferral period, you will still accumulate distributions at an annual rate of
  % of the liquidation amount of $25 per Preferred Security, plus you will accumulate additional distributions at the same rate, compounded quarterly, on any unpaid distributions (to the extent permitted by law).

      During any period in which Motorola defers interest payments on the Subordinated Debentures, Motorola will not be permitted to (with limited exceptions described under "Description of the Subordinated Debentures--Option to Extend Interest Payment Period"):

  . declare or pay dividends or make other distributions on its capital stock;

  . redeem, purchase or acquire, or make liquidation payments with respect to, its capital stock;

  . pay interest, principal or premium on, or repay, repurchase or redeem, any of its debt securities that rank equal with or junior to the Subordinated Debentures; or

  .  make guarantee payments with respect to the foregoing.

      If Motorola defers payments of interest on the Subordinated Debentures, the Preferred Securities will be treated as being issued with original issue discount for United States federal income tax purposes. This means you will be required to recognize interest income with respect to distributions (even if they are deferred) and include such amounts in your gross income for United States federal income tax purposes before you receive any cash distributions relating to such interest payments. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Period" and "United States Federal Income Taxation."

What will affect the distributions you receive?

      The ability of the Trust to pay distributions to you is entirely dependent on its receipt of payments on the Subordinated Debentures from Motorola.

What are the Subordinated Debentures?

      The Subordinated Debentures are long term loans made by the Trust to Motorola. Motorola's obligations under the Subordinated Debentures are subordinated to its Senior Indebtedness (as defined herein) and will be effectively subordinated to all existing and future liabilities and obligations of Motorola's subsidiaries. As of December 31, 1998, the aggregate amount of Senior Indebtedness and liabilities and obligations of Motorola's subsidiaries that would have effectively ranked senior to the Subordinated Debentures was approximately $10.6 billion.

When do the Subordinated Debentures mature?

      The Subordinated Debentures mature on       , 2039, which date may be
extended at any time at the election of Motorola for one or more periods, but
in no event to a date later than the earlier of (i)                     , 2048
or (ii) the Interest Deduction Date (as defined under "Description of the Subordinated Debentures--Option to Change Scheduled Maturity Date"), provided certain conditions are met. The maturity date may be shortened to a date not
earlier than      , 2004 if Motorola chooses to liquidate the Trust and
distribute the Subordinated Debentures. See "Risk Factors--Motorola's Ability to Defer Interest Payments Has Tax Consequences for You and May Affect the Trading Price of the Preferred Securities," "Description of the Subordinated Debentures--Option to Change Scheduled Maturity Date" and "United States Federal Income Taxation--US Holders--Interest Income and Original Issue Discount."

      The maturity date may also be shortened to an earlier date, and the Preferred Securities may be redeemed, in connection with a Special Event (as defined under "Description of the Preferred Securities--Special Event Redemption").

When can the Preferred Securities be redeemed?

      The Trust must redeem the Preferred Securities when the Subordinated Debentures are paid at maturity or when and to the extent they are redeemed by
Motorola. Motorola has the option at any time on or after      , 2004 to redeem
the Subordinated Debentures, in whole or in part. In addition, Motorola may redeem the Subordinated Debentures at any time at its option, in whole or in part, if certain tax events occur or if there is a change in the Investment Company Act of 1940 (the "1940 Act") that requires the Trust to register under that law. Upon any redemption, you will receive the liquidation amount of $25 per Preferred Security plus any unpaid distributions to the date of redemption (the "Redemption Price"). See "Description of the Preferred Securities--Special Event Redemption."

What is the nature of Motorola's guarantee of the Preferred Securities?

      Motorola's obligations relating to the Preferred Securities include:

  .  its obligations to make payments on the Subordinated Debentures;

  .  its obligations under the trust guarantee (the "Trust Guarantee"); and

  . its obligations under the Declaration (as defined under "Motorola Capital Trust I").

Taken together, these obligations represent a full and unconditional guarantee of amounts due under the Preferred Securities and the Subordinated Debentures, subject only to the limitations set forth in this prospectus. For a discussion of Motorola's obligations listed above, see "Description of the Trust Guarantee" and "Effect of Obligations Under the Subordinated Debentures and the Trust Guarantee."

      The Trust Guarantee will not apply to any payment of distributions on the Preferred Securities except to the extent the Trust shall have funds available therefor. If Motorola does not make interest or principal payments on the Subordinated Debentures, the Trust will not pay distributions on the Preferred Securities and will not have sufficient funds available to make such distributions. As a result, you will not be able to rely upon the Trust Guarantee for payment of these amounts. Instead, you or the Property Trustee may enforce the rights of the Trust under the Subordinated Debentures directly against Motorola. See "Risk Factors--Payments on the Preferred Securities Are Entirely

Dependent on Motorola's Making Payments on the Subordinated Debentures; The Trust Guarantee Covers Payments Only if the Trust Has Cash Available."

      Motorola's obligations under the Subordinated Debentures and the Trust Guarantee are subject to payment on its Senior Indebtedness (as defined under "Description of the Subordinated Debentures--Subordination"), which includes obligations under all outstanding series of its Liquid Yield Option(TM) Notes ("LYONs(TM)"), and will be effectively subordinated to all existing and future liabilities and obligations of Motorola's subsidiaries. As of December 31, 1998, the aggregate amount of Senior Indebtedness and liabilities and obligations of Motorola's subsidiaries that would have effectively ranked senior to the Subordinated Debentures was approximately $10.6 billion.

When can the Trust be liquidated?

      Motorola will have the right at any time to liquidate the Trust and cause the Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust.

What happens if the Trust is liquidated and the Subordinated Debentures are distributed?

      If Motorola elects to liquidate the Trust and thereby causes the Subordinated Debentures to be distributed to holders of the Trust Securities in liquidation of the Trust, Motorola shall have the right to shorten the maturity of such Subordinated Debentures to a date not earlier, except in connection
with a Special Event, than       , 2004. In addition, Motorola would retain the
right to extend the maturity of such Subordinated Debentures to a date not
later than the earlier of (i)       , 2048 or (ii) the Interest Deduction Date;
provided, that it can extend the maturity only if certain conditions are met on the date Motorola exercises such right and on the Maturity Date (as defined under "Description of the Subordinated Debentures--Option to Change Scheduled Maturity Date") in effect prior to such proposed extension.

      If the Subordinated Debentures are distributed, Motorola will use its best efforts to list them on the New York Stock Exchange ("NYSE"), or such other exchange on which the Preferred Securities are then listed.

What happens if the Trust is liquidated and the Subordinated Debentures are not distributed?

      In the event of the involuntary or voluntary liquidation, dissolution, winding up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive for each Preferred Security a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment (the "Liquidation Distribution"), unless, in connection with such liquidation, dissolution, winding up or termination, the Subordinated Debentures are distributed to the holders of the Preferred Securities.

What is an event of default and what are the consequences?

      The following are events of default under both the Indenture and the
Declaration:

  . Motorola's failure to pay principal of (or premium, if any) on the Subordinated Debentures when due;

  . Motorola's failure to pay any installment of interest on the Subordinated Debentures when due, which continues for 30 days;

  . Motorola's failure to perform any other covenant in the Indenture which continues for 60 days after notice; and

  .  certain bankruptcy, insolvency or reorganization events.

      If any any of these events of default occurs and is continuing, either the Indenture Trustee or the holders of at least 25% of the principal amount of the Subordinated Debentures may declare the principal of and interest on the Subordinated Debentures to be due and payable immediately, unless the event of default is the result of certain bankruptcy, insolvency or reorganization events, in which case the principal amount of and interest on the Subordinated Debentures will automatically become due and payable immediately. Since the Trust initially will hold all of the Subordinated Debentures, upon an event of default, the Property Trustee will have the authority to declare the principal amount of the Subordinated Debentures due and payable.

      If the Property Trustee fails to enforce its rights, a holder of the Preferred Securities may proceed directly against Motorola to enforce the Property Trustee's rights. In addition, if the event of default arises due to the failure of Motorola to pay interest or principal on the Subordinated Debentures, any holder of Preferred Securities may proceed directly against Motorola for payment. Holders of Preferred Securities have similar rights in the event of a default by Motorola under the Trustee Guarantee.

      The holders of a majority of the principal amount of the Subordinated Debentures may, under certain circumstances, rescind and annul any acceleration as a result of an event of default. See "Description of the Preferred Securities--Declaration Events of Default," "--Voting Rights" and "Description of the Subordinated Debentures--Indenture Events of Default."

      If an event of default has occurred under the Declaration or if Motorola has defaulted on its obligations under the Trust Guarantee, Motorola will not be permitted to (with limited exceptions described under "Description of the Trust Guarantee--Certain Covenants of Motorola");

  . declare or pay dividends or make other distributions on its capital stock;

  . redeem, purchase or acquire, or make liquidation payments with respect to, its capital stock;

  . pay interest, principal or premium on, or repay, repurchase or redeem, any of its debt securities that rank equal with or junior to the Subordinated Debentures; or

  .  make guarantee payments with respect to the foregoing.

Will you have voting rights?

      Generally, holders of the Preferred Securities will not have any voting rights, except under the limited circumstances described under "Description of the Preferred Securities--Voting Rights." The holders of a majority in liquidation amount of the Preferred Securities, however, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or direct the exercise of any trust or power conferred upon the Property Trustee.

Will you receive a certificate representing the Preferred Securities?

      No. The Preferred Securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, New York, New York ("DTC") or its nominee. This means that you will not receive a certificate for the Preferred Securities.

Where will the Preferred Securities be listed?

      We intend to list the Preferred Securities on the New York Stock Exchange under the trading symbol "MOT PrA." If our application is approved, we expect that the Preferred Securities will begin trading on the NYSE within 30 days after they are first issued.

How will the proceeds be used?

      All of the proceeds of the sale of the Preferred Securities together with the proceeds of the sale of the Common Securities to Motorola will be invested by the Trust in the Subordinated Debentures. Motorola will, in turn, use the proceeds from the sale of the Subordinated Debentures to repay short-term indebtedness and for general corporate purposes.

                                  RISK FACTORS

      Your investment in the Preferred Securities will involve certain risks. You should carefully read the following risk factors and the other sections of this prospectus, and the documents incorporated by reference herein, before purchasing any Preferred Securities. You should also consider risks relating to Motorola's business, as described in our 1998 Proxy Statement on pages F-8 and F-9, in our other SEC filings and elsewhere in this prospectus.

Motorola's Obligations under the Trust Guarantee and the Subordinated Debentures are Subordinated

      Motorola's obligations under the Trust Guarantee are unsecured and will rank in priority of payment:

  . junior to all of Motorola's other liabilities, except those liabilities made equal with or subordinate to such obligations by their terms;

  . equal with Motorola's most senior preferred and preference stock now or hereafter issued and equal with Motorola's obligations under other similar trust guarantees; and

  .  senior to Motorola's common stock.

      This means that Motorola cannot make any payments on the Trust Guarantee if it defaults on a payment of any of its other liabilities, except those liabilities made equal with or subordinate to the Trust Guarantee by their terms. In the event of the bankruptcy, liquidation or dissolution of Motorola, its assets would be available to pay obligations under the Trust Guarantee only after all payments had been made on its other liabilities (except those liabilities made equal with or subordinate to the Trust Guarantee by their terms).

      Motorola's obligations under the Subordinated Debentures are unsecured and will rank junior in priority of payment to Motorola's Senior Indebtedness (whether now existing or hereafter incurred) and effectively will rank junior to all existing and future liabilities and obligations of Motorola's subsidiaries. This means that Motorola cannot make any payments of principal (including redemption payments) or interest on the Subordinated Debentures if it defaults on a payment on its Senior Indebtedness. In the event of the bankruptcy, liquidation or dissolution of Motorola, its assets would be available to pay obligations under the Subordinated Debentures only after all payments had been made on its Senior Indebtedness. At December 31, 1998, the aggregate amount of Senior Indebtedness and liabilities and obligations of Motorola's subsidiaries that would have effectively ranked senior to the Subordinated Debentures was approximately $10.6 billion.

      The Preferred Securities, the Subordinated Debentures and the Trust Guarantee do not limit the ability of Motorola or any of its subsidiaries to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Debentures and the Trust Guarantee. For more information please refer to "Description of the Trust Guarantee--Status of the Trust Guarantee" and "Description of the Subordinated Debentures--Subordination."

      The Subordinated Debentures and the Trust Guarantee will be obligations exclusively of Motorola. Since the operations of Motorola are partially conducted through subsidiaries, its cash flow and consequent ability to service debt, including the Subordinated Debentures, and to satisfy its other obligations, including those under the Trust Guarantee, are partially dependent upon the earnings of its subsidiaries. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Subordinated Debentures or the Trust Guarantee or to make funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to Motorola by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

      Any right of Motorola to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the right of the holder(s) of the Subordinated Debentures or a party seeking to enforce the Trust Guarantee to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that Motorola is itself recognized as a creditor of such subsidiary, in which case the claims of Motorola would be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Motorola. As of December 31, 1998, Motorola's subsidiaries had outstanding approximately $4.0 billion of liabilities.

Payments on the Preferred Securities Are Entirely Dependent on Motorola Making Payments on the Subordinated Debentures; The Trust Guarantee Covers Payments Only if the Trust Has Cash Available

      The ability of the Trust to timely pay distributions on the Preferred Securities and the Liquidation Distribution is entirely dependent upon Motorola's making the related payments on the Subordinated Debentures when due.

      If Motorola defaults on its obligation to pay principal of or interest on the Subordinated Debentures, the Trust will not have sufficient funds to pay distributions or the $25 per Preferred Security Liquidation Distribution. In those circumstances, you will not be able to rely upon the Trust Guarantee for payment of these amounts. Instead, you may directly sue Motorola or seek other remedies to collect your pro rata share of payments owed or rely on the Property Trustee (as defined under "Motorola Capital Trust I--General") to enforce the Trust's rights under the Subordinated Debentures.

      For more information please refer to "Description of the Subordinated Debentures--Subordination" and "Description of the Trust Guarantee--Status of the Trust Guarantee."

There Are Limitations Regarding the Enforcement of Certain Rights by Holders of the Preferred Securities

      If an event of default under the Subordinated Debentures occurs and is continuing, such event will also be an event of default under the Preferred Securities. In that case, the holders of the Preferred Securities would rely on the enforcement by the Property Trustee of its rights as holder of the Subordinated Debentures against Motorola. The holders of a majority of the Preferred Securities will have the right to direct the Property Trustee to exercise its remedies, and if the Property Trustee does not enforce its rights to the fullest extent permitted by law, any holder of Preferred Securities may take action directly against Motorola to enforce the Property Trustee's rights. If an event of default under the Preferred Securities occurs that is attributable to Motorola's failure to pay interest or principal on the Subordinated Debentures, any holder of the Preferred Securities may proceed directly against Motorola to collect its pro rata share of unpaid principal and interest. The holders of Preferred Securities will not be able to exercise directly any other remedies available to the holders of the Subordinated Debentures unless the Property Trustee fails to do so. See "Description of the Preferred Securities--Declaration Events of Default" and "Description of the Subordinated Debentures--Indenture Events of Default."

Motorola's Ability to Defer Interest Payments Has Tax Consequences for You and May Affect the Trading Price of the Preferred Securities

      So long as no event of default under the Subordinated Debentures has occurred and is continuing, Motorola has the right, at one or more times, to defer interest payments on the Subordinated Debentures for up to 20 consecutive quarters, but not beyond the maturity date of the Subordinated Debentures.

      If Motorola defers interest payments on the Subordinated Debentures, the Trust will also defer distributions on the Preferred Securities. During this deferral period, you will still accumulate distributions at an annual rate of
  % of the liquidation amount of $25 per Preferred Security, plus you will accumulate additional distributions at the same rate, compounded quarterly, on any unpaid distributions (to the extent permitted by law).

      During a deferral period, you will be required to accrue interest income (in the form of original issue discount ("OID")) for United States federal income tax purposes in respect of your pro-rata share of the Subordinated Debentures. As a result, you must include the accrued interest in your gross income for United States federal income tax purposes prior to your receiving cash. You will not receive the cash distribution related to any accrued and unpaid interest from the Trust if you sell the Preferred Securities before the end of any deferral period.

      During a deferral period, accrued but unpaid distributions will increase your tax basis in the Preferred Securities. If you sell the Preferred Securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income.

      Motorola has no current intention of exercising its right to defer interest payments on the Subordinated Debentures. However, if Motorola exercises this right in the future, the market price of the Preferred Securities may not fully reflect the value of accrued but unpaid interest on the Subordinated Debentures. If you sell the Preferred Securities during an interest deferral period, you may receive a lower return on investment than someone who continued to hold the Preferred Securities.

      See "United States Federal Income Taxation" for more information regarding the tax consequences of purchasing the Preferred Securities.

Preferred Securities May Be Redeemed Before      , 2004 if a Special Event
Occurs

      The occurrence of (i) certain adverse tax consequences to the Trust or Motorola, or (ii) the Trust being considered an "investment company" under the 1940 Act would constitute a "Special Event." At any time a Special Event occurs and is continuing, Motorola has the right to redeem the Subordinated Debentures, in whole or in part. The redemption of the Subordinated Debentures will cause a mandatory redemption of an equivalent amount of the Preferred Securities and the Common Securities on a pro rata basis within 90 days of the event at an amount equal to the Redemption Price of the Trust Securities. See "Description of the Preferred Securities--Special Event Redemption" for more information.

Preferred Securities May Be Redeemed After      , 2004 At Motorola's Option

      At the option of Motorola, the Subordinated Debentures may be redeemed,
in whole or in part, at any time on or after        , 2004, at an amount equal
to the Redemption Price. See "Description of the Subordinated Debentures-- Optional Redemption." You should assume that Motorola will exercise its redemption option if Motorola is able to refinance its obligations at a lower interest rate or it is otherwise beneficial to Motorola to redeem the Subordinated Debentures. If the Subordinated Debentures are redeemed, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of Subordinated Debentures so redeemed. See "Description of the Preferred Securities--Mandatory Redemption."

The Maturity Date of the Preferred Securities Could Be Extended

      Motorola also has the option to extend the maturity date of the Subordinated Debentures for one or more periods, but in no event to a date
later than the earlier of (i)        , 2048 and (ii) the Interest Deduction
Date, provided certain conditions are met. See "Description of the Subordinated Debentures--Option to Change Scheduled Maturity Date." You should assume that Motorola will exercise its option to extend the term of the Subordinated Debentures if Motorola is unable to refinance its obligations at a lower interest rate or it is otherwise beneficial to Motorola to defer the maturity of the Subordinated Debentures. The Preferred Securities will not be redeemed until the Subordinated

Debentures have been repaid or redeemed. See "Description of the Preferred Securities--Mandatory Redemption."

Distribution of the Subordinated Debentures May Have An Adverse Effect on Market Price and May Have Tax Consequences for You

      The Trust may be terminated at any time before its expiration on
           , 2054, at Motorola's option. As a result, and subject to the terms of the Declaration, the Trustees may distribute the Subordinated Debentures to the holders of Preferred Securities and Common Securities. Although Motorola has agreed to use its best efforts to list the Subordinated Debentures on the NYSE, or such other exchange on which the Preferred Securities are then listed, if this occurs, there can be no assurance that the Subordinated Debentures will be approved for listing or that a liquid trading market will develop for the Subordinated Debentures.

      If the Trustees distribute the Subordinated Debentures after the dissolution of the Trust, Motorola may shorten the maturity of the Subordinated Debentures to a date not earlier, except in connection with a Special Event,
than           , 2004. In addition, Motorola would retain the right to extend the maturity of such Subordinated Debentures to any date up to the earlier of
(i) the Interest Deduction Date and (ii)           , 2048, provided, that it
can only extend the maturity if certain conditions are met. See "Description of the Subordinated Debentures--Option to Change Scheduled Maturity Date."

      Under current United States federal income tax laws, a distribution of the Subordinated Debentures to you upon the dissolution of the Trust would not be a taxable event to you. Nevertheless, if the Trust is classified for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the Subordinated Debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of the Subordinated Debentures upon the dissolution of the Trust could be a taxable event to you. See "United States Federal Income Taxation-- U.S. Holders--Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust" where we discuss applicable United States federal income tax consequences.

      Motorola cannot predict the market prices for the Subordinated Debentures that may be distributed. Accordingly, the Subordinated Debentures that you receive upon a distribution or the Preferred Securities you hold pending such a distribution may trade at a discount to the price that you paid to purchase the Preferred Securities. Because you may receive Subordinated Debentures, you must make an investment decision with regard to the Subordinated Debentures in addition to the Preferred Securities. You should carefully review all the information regarding the Subordinated Debentures contained in this prospectus.

      Motorola has no current intention of causing the termination of the Trust and the distribution of the Subordinated Debentures. However, there are no restrictions on its ability to do so at any time. Motorola anticipates that it would consider exercising this right in the event that expenses associated with maintaining the Trust were substantially greater than currently expected, such as if a Special Event occurred or if the Trust did not, as expected, receive an exemption from the information reporting requirements of the Exchange Act, or if the accounting treatment currently given to securities such as the Preferred Securities and the Subordinated Debentures were changed such that such securities were treated as liabilities for financial reporting purposes. See "Motorola Capital Trust I--Accounting Treatment." Motorola cannot predict the other circumstances under which this right would be exercised.

Limited Voting Rights

      Holders of Preferred Securities will have limited voting rights primarily in connection with directing the activities of the Property Trustee as the holder of the Subordinated Debentures and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of Trustees, which voting rights are vested exclusively in the holder of the Common Securities. See "Description of Preferred Securities--Voting Rights."

Potential Tax Law Changes

      From time to time, certain tax law changes have been proposed that would deny interest deductions to corporate issuers of debt instruments with terms that include certain of the terms of the Subordinated Debentures. In addition, the Internal Revenue Service ("IRS") has challenged taxpayers' treatment as indebtedness of securities issued with characteristics similar to the Subordinated Debentures. To date, such tax law change proposals have not been enacted and the only known challenge that has advanced as far as litigation was settled short of trial, with a resolution favorable to the taxpayer's position. However, if any similar tax law change were enacted or any such challenge by the IRS were upheld, such event could give rise to a Tax Event which could result in an early redemption of the Preferred Securities. See "Description of the Preferred Securities--Special Event Redemption."

Absence of Prior Public Market

      Prior to this offering, there has been no public market for the Preferred Securities. Although Motorola plans to list the Preferred Securities for trading on the NYSE, there can be no assurance that they will be approved for listing or that, once listed, an active trading market will develop. Furthermore, even if such a market develops, there can be no assurance that the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. The price at which the Preferred Securities may trade may not fully reflect the value of any accumulated but unpaid distributions on the Preferred Securities. In addition, in the event that Motorola exercised its right to defer payment on the Subordinated Debentures, the market price of the Preferred Securities may be adversely affected.

                            MOTOROLA CAPITAL TRUST I

General

      The Trust is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust to be amended and restated on the closing date of this offering (as so amended and restated, the "Declaration"), executed by Motorola, as sponsor (the "Sponsor"), and the Trustees of the Trust and (ii) a certificate of trust, each as filed with the Secretary of State of the State of Delaware. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") . Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. See "Description of the Preferred Securities--Book-Entry Issuance--The Depository Trust Company." Motorola will directly or indirectly acquire all of the issued and outstanding Common Securities, which will be in an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto. The Trust has a term of approximately 55 years, but may be terminated earlier as provided in the Declaration.

      Pursuant to the Declaration, the number of Trustees initially is four. Two of the Trustees (the "Regular Trustees") will be persons who are officers of Motorola. The third Trustee will be a financial institution unaffiliated with Motorola that will serve as Property Trustee under the Declaration and as indenture trustee for the purposes of the Trust Indenture Act. The fourth Trustee will be a legal entity which maintains its principal place of business in the State of Delaware and meets the requirements of applicable law. Harris will act as the Property Trustee and First Union will act as the Delaware Trustee, in each case until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, Harris will also act as trustee under the Trust Guarantee (in such capacity, the "Guarantee Trustee") and as Indenture Trustee. See "Description of the Trust Guarantee."

      The Trust's business and affairs will be conducted by the Trustees. The Property Trustee will hold title to the Subordinated Debentures for the benefit of the Trust and the holders of the Trust Securities and, so long as the Subordinated Debentures are held by the Trust, the Property Trustee will have the power to exercise all rights, powers, and privileges of a holder of Subordinated Debentures under the Indenture. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Trustee Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Trustee Account. The Guarantee Trustee will hold the Trust Guarantee for the benefit of the holders of the Preferred Securities. Motorola, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee (subject to the limitations set forth in the Declaration) and to increase or decrease the number of Trustees, provided that the number of Trustees shall be at least three. Motorola will pay all fees, expenses, debts and obligations (other than with respect to the Trust Securities) related to the Trust and the offering of the Trust Securities.

      The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act, as amended (the "Trust Act"), the Indenture and the Trust Indenture Act. See "Description of the Preferred Securities."

Accounting Treatment

      The financial statements of the Trust will be reflected in Motorola's consolidated financial statements, with the Preferred Securities shown as "company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company-guaranteed debentures" in the same caption as minority interest in consolidated subsidiaries. A footnote to Motorola's audited financial statements will include a statement that the Trust is wholly-owned by Motorola and that the sole asset of the Trust is the Subordinated Debentures (indicating the principal amount, interest rate and maturity date thereof). See "Capitalization."

                                    MOTOROLA

      Motorola is a corporation organized under the laws of the State of Delaware as the successor to an Illinois corporation organized in 1928. Motorola is a global leader in advanced electronic systems and services. It liberates the power of technology by creating software-enhanced products that provide integrated customer solutions and Internet access via wireless and satellite communications, as well as computing, networking, and automotive electronics. Motorola also provides essential digital building blocks in the form of embedded semiconductors, controls and systems. The Company's net sales in 1998 were $29.4 billion."Motorola" is a registered trademark.

Cellular Products

      The Cellular Subscriber Sector ("CSS") primarily designs, manufactures, distributes, markets and services subscriber radio-telephone equipment for cellular and personal communications networks. In addition, CSS resells cellular line service in the United States. CSS's products include mobile, personal and wearable cellular telephones and related accessories.

      The Cellular Infrastructure Group ("CIG") primarily designs, manufactures, distributes, installs, markets and services wireless infrastructure equipment. CIG's products include electronic exchanges (i.e., telephone switches), base site controllers and radio base stations for Code Division Multiple Access (CDMA), Personal Communication Systems (PCS), Personal Digital Cellular (PDC), Global System for Mobile Communications (GSM), wireless local loop (WILL(R)) and analog technologies.

      The Company also is a joint venture partner in cellular operating systems in a number of international jurisdictions and is an investor in IRIDIUM(R) gateway companies.

Semiconductor Products

      The Semiconductor Products Sector ("SPS") offers multiple DigitalDNA(TM) solutions which enable its customers in the consumer, networking and computing, transportation and wireless communications markets to create new business opportunities.

      Semiconductors control and amplify electrical signals and are used in a broad range of electronic products, including consumer electronic products, computers, communications equipment, solid-state ignition systems and other automotive electronic products, major home appliances, industrial controls, robotics, aircraft, space vehicles, calculators and automatic controls.

Land Mobile Products

      The Land Mobile Products Sector ("LMPS") designs, manufactures and sells analog and digital two-way voice and data products and systems for a variety of worldwide applications. As a principal supplier of mobile and portable FM two-way radio products and systems, LMPS provides equipment and systems to meet the communication needs of individuals and many different types of business, institutional and governmental organizations. LMPS products provide voice and data communications between vehicles, persons and base stations. Also, LMPS provides network services for two-way radio subscribers in international markets through joint ventures.

      The principal customers for two-way radio products and systems include public safety agencies, such as police, fire, highway maintenance departments and forestry services; petroleum companies; gas, electric and water utilities; telephone companies; diverse industrial companies; mining companies; transportation companies such as railroads, airlines, taxicab operations and trucking firms; institutions, such as schools and hospitals; and companies in the construction, vending machine and service businesses. Also, there is an emerging consumer two-way radio market using the products for personal and family communications needs.

Messaging, Information and Media Products

      The Messaging, Information and Media Sector ("MIMS") manufactures, distributes and sells paging subscriber, paging infrastructure and related products, such as paging software and accessories. MIMS also provides network services for paging and wireless data. It also manufactures and sells modems, analog and digital transmission devices and other data communication devices. In addition, MIMS manufactures equipment that enables voice, video and high-speed data communications over cable networks. It offers handwriting and speech recognition software for various applications and provides equipment and systems to meet the communication needs of many different types of business, institutional and governmental organizations.

Other Products

Integrated Electronic Systems Sector

      The Integrated Electronic Systems Sector (formerly the Automotive, Component, Computer and Energy Sector) ("IESS") manufactures and sells products in four major categories: automotive and industrial electronics; energy storage products and systems; ceramic and quartz electronic components and electronic fluorescent ballasts; and multi-function embedded board and computer system products. IESS includes the Motorola Computer Group, which develops, manufactures, sells and services multi-function computer systems and board level products, together with operating systems and system enablers based on the Motorola 68000, 88000, PowerPC(TM) series microprocessors and Intel Pentium(TM) microprocessors. In addition, IESS now contains the Telematics Communications Group, which focuses resources on creating products designed to provide security, information, convenience and entertainment from a central service center to drivers and their passengers. IESS has also established a Flat Panel Display Division to develop the next generation of flat panel displays and is involved in several joint ventures.

Space and Systems Technology Group

      The Space and Systems Technology Group ("SSTG") is engaged in the design, development and production of advanced electronic communication systems and products for a host of international and domestic commercial and government users. SSTG's government business operations primarily perform research, development and production work under contracts with governmental agencies, but also conduct independent research and development programs. The satellite communications business, Satellite Communications Group ("SCG"), designs, builds and markets space-based telecommunications systems. Currently, SCG is fulfilling the terms of contracts with Iridium LLC, an entity of which Motorola owns approximately 19%, to build, deploy, operate and maintain a satellite communications network, known as the IRIDIUM(R) system, as well as undertaking research and development on other communications systems. The IRIDIUM system is designed to provide global digital service to handheld telephones and related equipment.

                              RECENT DEVELOPMENTS

Recent Earnings

      On January 13, 1999, Motorola reported unaudited financial results for the fiscal quarter and year ending on December 31, 1998.

  . Motorola reported sales of $8.34 billion in the fourth quarter of 1998, up 1 percent from $8.28 billion a year earlier.

  . Net earnings were $159 million in the fourth quarter of 1998, or 26 cents per share, compared with net earnings of $321 million, or 53 cents per share, in the fourth quarter of 1997. The year-earlier quarter included special charges against pre-tax earnings of $110 million, or 12 cents per share after-tax, largely from decisions to exit several unprofitable businesses that no longer had strategic value to the corporation. Excluding special charges, fourth-quarter 1997 earnings would have been $393 million, or 65 cents per share after-tax. There were no special charges in the fourth quarter of 1998.

  . For the full year 1998, sales decreased 1 percent to $29.4 billion from $29.8 billion in 1997.

  . The full-year loss for 1998, including special charges, was $1.0 billion, or $1.61 per share after-tax, compared with earnings of $1.2 billion, or $1.94 per share after-tax, in 1997. 1998's loss includes special charges of $1.9 billion pre-tax, or $2.19 per share after-tax, as a result of the Company's manufacturing consolidation, cost reduction and restructuring programs. The year-earlier period also includes special charges against pre-tax earnings of $306 million, or 32 cents per share after-tax. Excluding special charges, earnings for all of 1998 were $347 million, or 58 cents per share after-tax, compared with $1.4 billion, or $2.26 per share after-tax in 1997.

Restructuring Program

      Last June, Motorola announced a restructuring program to improve its long-term profitability and efficiency. In connection with that program, in the second quarter of 1998 the Company recorded a pre-tax restructuring charge of $1.98 billion. Steps included in the restructuring program are: (i) reductions in worldwide employment, (ii) consolidation of manufacturing operations, (iii) exiting non-strategic and poorly performing businesses and (iv) the writedown of assets that have become impaired.

      Last July, Motorola announced the realignment of its communications-related businesses into one organization called the Motorola Communications Enterprise. The new structure links together all of the Company's communications-related businesses so that they can easily share resources and cooperate on key business and technology issues. Business segments in the Motorola Communications Enterprise include cellular, space, land mobile, and messaging, information and media, which together accounted for about three-fourths of the Company's $29.4 billion in sales in 1998.

      During 1998, IESS sold its printed circuit board business located in Singapore and signed definitive agreements to sell its component products business. The sale of the component products business is expected to be completed in the first quarter of 1999, although there can be no assurance that the pending transaction will be completed.

      SPS closed four major semiconductor facilities in North Carolina, California, Arizona and the Philippines and exited four different semiconductor business segments during 1998. MIMS closed a major paging facility in Puerto Rico and IESS closed a quartz and a ceramics-based components manufacturing facility in Costa Rica.

      Motorola also continues to evaluate several strategic options with respect to its semiconductor components business and its cellular infrastructure business. No decision has been made and no assurances can be made that any action will be taken with respect to these businesses.

      At the end of the fourth quarter, the Company had reduced its employee headcount by approximately 17,000 and, assuming the pending sale of IESS's component products business is completed during the first quarter, there will be a resulting reduction in the Company's employee population of approximately 4,500 people.

Iridium Financing

      In December, Iridium LLC announced that it received significant new financing to replace existing credit lines. Motorola has increased its guarantee of such bank financing by $475 million to a total of $750 million, the majority of which matures on December 31, 2000 and the remainder of which matures on December 31, 2001. Motorola has also agreed to extend the availability date for Iridium LLC to draw on its existing standby guarantee of $350 million of bank financing to October 1, 1999. The Company is also providing $400 million of additional financial support to Iridium LLC.

                                USE OF PROCEEDS

      All of the proceeds of the sale of the Trust Securities will be invested by the Trust in the Subordinated Debentures. Motorola will, in turn, use the proceeds from the sale of the Subordinated Debentures to repay short-term indebtedness and for general corporate purposes. On January 19, 1999, Motorola had outstanding approximately $2.667 billion of commercial paper, with a weighted average maturity of approximately 90 days and bearing a weighted average interest rate of approximately 5.04% per annum.

                      RATIOS OF EARNINGS TO FIXED CHARGES

      The following are the unaudited consolidated ratios of earnings to fixed charges for each of the years in the five-year period ended December 31, 1998:

                               Year Ended December 31,
             ------------------------------------------------------------------------------------------
             1998             1997                   1996                   1995                   1994
             ----             ----                   ----                   ----                   ----
             -- (a)           6.4                    6.1                    11.6                   9.8

--------
(a) Earnings were inadequate to cover fixed charges by $1.4 billion.

      For purposes of computing the ratios of earnings to fixed charges, we have divided earnings (loss) before income tax expense (excluding interest costs capitalized) plus fixed charges by fixed charges. Fixed charges consist of interest costs (including interest costs capitalized) and estimated interest included in rentals (one-third of net rental expense).

                                 CAPITALIZATION

      The following table sets forth the consolidated short-term debt and capitalization of Motorola as of December 31, 1998, and as adjusted to give effect to the sale of the Preferred Securities (after deducting underwriting compensation and estimated offering expenses) and the anticipated application of the net proceeds from such sale to reduce short-term indebtedness. From time to time, Motorola may issue additional debt or equity securities. The following information should be read in conjunction with Motorola's consolidated financial statements, including the notes thereto, which are incorporated herein by reference. See "Where You Can Find More Information."

                                                       December 31, 1998
                                                   ----------------------------
                                                     Actual       As Adjusted
                                                   ------------  --------------
                                                   (in millions of dollars)
Short-Term Debt
  Commercial paper...............................  $      2,739    $      2,255
  Notes payable and other short-term debt........           162             162
  Current portion of long-term debt..............             8               8
                                                   ------------    ------------
    Total short-term debt........................  $      2,909    $      2,425
                                                   ============    ============
Long-Term Debt (a)
  Senior notes and debentures....................  $      2,481    $      2,481
  Other senior debt..............................           160             160
  Less current portion of long-term debt.........            (8)             (8)
                                                   ------------    ------------
    Total long-term debt.........................  $      2,633    $      2,633
                                                   ------------    ------------
Company-obligated mandatorily redeemable
 preferred securities of subsidiary trust holding
 solely company-guaranteed debentures (b)........  $        --     $        500
                                                   ------------    ------------
Stockholders' Equity (c)
  Common stock...................................         1,804           1,804
  Preferred stock................................           --              --
  Additional paid-in-capital.....................         2,164           2,164
  Retained earnings..............................         8,254           8,254
                                                   ------------    ------------
    Total stockholders' equity...................        12,222          12,222
                                                   ------------    ------------
    Total capitalization.........................  $     14,855    $     15,355
                                                   ============    ============

--------
(a) See Notes 3 and 4 of the Notes to Consolidated Financial Statements for December 31, 1997, incorporated by reference in the Form 10-K and incorporated herein by reference, for additional information on long-term debt.
(b) The sole assets of the Trust will be the Subordinated Debentures. Upon prepayment of the Subordinated Debentures, the related Preferred Securities will be mandatorily redeemable.
(c) See the Consolidated Financial Statements for December 31, 1997, incorporated by reference in the Form 10-K and incorporated herein by reference, and Notes 5 and 9 thereto for additional information on stockholders' equity.

                            SELECTED FINANCIAL DATA

                        MOTOROLA, INC. AND SUBSIDIARIES

                                               Year Ended December 31,
                                       ----------------------------------------
                                        1998    1997(1)  1996    1995    1994
                                       -------  ------- ------- ------- -------
Operating Results:
Net sales............................  $29,398  $29,794 $27,973 $27,037 $22,245
                                       -------  ------- ------- ------- -------
Manufacturing and other cost of
 sales...............................   20,886   20,003  18,990  17,545  13,760
Selling, general and administrative
 expenses............................    5,493    5,188   4,715   4,642   4,381
Depreciation expense.................    2,197    2,329   2,308   1,919   1,525
Restructuring charges................    1,980      327     --      --      --
Interest expense, net................      216      131     185     149     142
                                       -------  ------- ------- ------- -------
Total costs and expenses.............   30,772   27,978  26,198  24,255  19,808
                                       -------  ------- ------- ------- -------
Net gain on Nextel asset exchange....      --       --      --      443     --
                                       -------  ------- ------- ------- -------
Earnings (loss) before income taxes..   (1,374)   1,816   1,775   3,225   2,437
Income tax (benefit) provision.......     (412)     636     621   1,177     877
                                       -------  ------- ------- ------- -------
Net earnings (loss)..................  $  (962) $ 1,180 $ 1,154 $ 2,048 $ 1,560
                                       =======  ======= ======= ======= =======
Per Share Data (2):
Basic earnings (loss)................  $ (1.61) $  1.98 $  1.95 $  3.47 $  2.76
Diluted earnings (loss)..............    (1.61)    1.94    1.90    3.37    2.66
Dividends declared...................  $  0.48  $  0.48 $  0.46 $  0.40 $  0.31
                                                 As of December 31,
                                       ----------------------------------------
                                        1998     1997    1996    1995    1994
                                       -------  ------- ------- ------- -------
Balance Sheet:
Total assets.........................  $28,728  $27,278 $24,076 $22,738 $17,495
Working capital......................    2,091    4,181   3,324   2,717   3,008
Long-term debt.......................    2,633    2,144   1,931   1,949   1,127
Total debt...........................    5,542    3,426   3,313   3,554   2,043
Total shareholders' equity...........  $12,222  $13,272 $11,795 $10,985 $ 9,055

--------
(1) Certain amounts have been reclassified to conform with the 1998 presentation.
(2) Per share data reflects the requirements of Statement of Financial Accounting Standard No. 128.

                    DESCRIPTION OF THE PREFERRED SECURITIES

      Set forth below is a summary of the material terms of the Preferred Securities that will be issued by the Trust pursuant to the terms of the Declaration, which will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration, including those required to be made part of the Declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, the Trust Act and the Trust Indenture Act.

General

      The Declaration authorizes the Regular Trustees to cause the Trust to issue the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned directly or indirectly by Motorola. The Common Securities will have equivalent terms to and will rank equal with, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except as described under "--Subordination of Common Securities." In addition, holders of the Common Securities have the exclusive right (subject to the terms of the Declaration) to appoint, replace or remove any of the Trustees and to increase or decrease the number of Trustees, provided that the number of Trustees shall be at least three. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Property Trustee will hold the Subordinated Debentures purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by Motorola to the extent described under "Description of the Trust Guarantee." The Trust Guarantee, when taken together with the back-up undertakings, consisting of obligations of Motorola as set forth in the Declaration (including the obligation to pay expenses of the Trust), the Indenture and any applicable supplemental indentures thereto, and the Subordinated Debentures issued to the Trust, provide a full and unconditional guarantee by Motorola of the amounts due on the Preferred Securities. The Trust Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. The Trust Guarantee only covers payment of distributions when Motorola has made the corresponding payment of interest or principal on the Subordinated Debentures held by the Trust. In the absence of such payment of interest or principal, the remedy of a holder of Preferred Securities is to direct the Property Trustee to enforce against Motorola the Property Trustee's rights as the holder of the Subordinated Debentures, except in the limited circumstances where the holder may take direct action against Motorola. See "--Voting Rights."

Distributions; Option to Extend Interest Payment Periods

Rate

      Distributions on the Preferred Securities will be fixed at a rate per
annum of   % of the stated liquidation amount of $25 per Preferred Security.
Distributions in arrears for more than one quarter will (to the extent
permitted by applicable law) accrue interest at the rate per annum of   %
thereof compounded quarterly. The term "distributions" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full quarter, on the basis of the actual number of days elapsed in such 90-day quarter.

Dates

      Distributions on the Preferred Securities will be cumulative, will accrue
from           , 1999 and will be payable quarterly in arrears on March 31,
June 30, September 30 and December 31 of each year, commencing           , 1999
when, as and if available for payment by the Property Trustee, except as
otherwise described below. The initial cash distribution payable on         ,
1999, will equal

$     for each $25 Preferred Security. Subsequent cash distributions will equal
$      for each $25 Preferred Security.

Right to Defer

      Motorola has the right under the Indenture to defer payments of interest on the Subordinated Debentures by extending the interest payment period from time to time on the Subordinated Debentures, which, if exercised, would automatically defer quarterly distributions on the Preferred Securities. However, since interest would continue to accrue on the Subordinated Debentures during any such extension period (each, an "Extension Period"), to the extent permitted by law, such distributions would continue to accrue with interest. Such right to extend the interest payment period for the Subordinated Debentures is limited to a period not exceeding 20 consecutive quarters or extending beyond the Maturity Date (as defined under "Description of the Subordinated Debentures--Option to Change Scheduled Maturity Date") of the Subordinated Debentures. In the event that Motorola exercises this right, then during any Extension Period Motorola may not (a) declare or pay dividends on, make distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, (b) make any payment of interest, principal or premium, if any, on, or repay, repurchase or redeem, any debt securities issued by Motorola that rank equal with or junior to the Subordinated Debentures or (c) make guarantee payments with respect to the foregoing (other than pursuant to the Trust Guarantee); provided, however, that the restriction in clause (a) does not apply to (i) purchases or acquisitions of Motorola's capital stock in connection with the satisfaction of its obligations under any employee benefit plans, stock option plans, employee stock purchase plans or direct reinvestment plans as may be in effect from time to time or the satisfaction of its obligations pursuant to any contract or security outstanding on the date of such event requiring Motorola to purchase its capital stock (other than a contractual obligation ranking equal with or junior to the Subordinated Debentures), (ii) reclassifications of Motorola's capital stock or the exchange or conversion of one class or series of Motorola's capital stock for another class or series of Motorola's capital stock, provided that such reclassification, exchange or conversion does not result in a change in the priority vis-a-vis the Preferred Securities of any class or series of capital stock that is being so reclassified or that is the subject of such exchange or conversion, (iii) purchases of fractional interests in shares of Motorola's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,
(iv) stock dividends paid by Motorola where the dividend stock is the same stock as that on which the dividend is being paid or (v) redemptions or purchases of any rights pursuant to purchase rights contained in any rights agreement as shall be in effect from time to time, which purchase rights are substantially similar to those contained in Motorola's current rights agreement. Prior to the termination of any such Extension Period, Motorola may further extend the interest payment period; provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters and may not extend beyond the Maturity Date of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, Motorola may commence a new Extension Period, subject to the above requirements. See "Description of the Subordinated Debentures--Interest" and "Description of the Subordinated Debentures--Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities as they appear on the books and records of the Trust on the record date for distributions due at the end of such deferral period. Motorola has no present intention of exercising its right to defer payments of interest by extending the interest payment date of the Subordinated Debentures.

Availability of Funds

      Distributions on the Preferred Securities must be paid on the dates payable only to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received from Motorola under the Subordinated Debentures. See "Description of the Subordinated Debentures" and "Risk Factors--Payments on the Preferred Securities Are Entirely Dependent on Motorola Making Payments on Subordinated Debentures; The Trust Guarantee Covers Payments Only if the Trust Has Cash Available."

Record Holders

      Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in global form, will be one Business Day (as defined below) prior to the relevant payment dates. Such distributions will be paid through the Property Trustee, who will hold amounts received in respect of the Subordinated Debentures in the Property Trustee Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "--Book-Entry Issuance--The Depository Trust Company" below. In the event that the Preferred Securities do not continue to remain in global form, the relevant record dates for the Preferred Securities shall conform to the rules of any securities exchange on which the Preferred Securities are listed and, if none, shall be selected by the Regular Trustees, which dates shall be at least ten Business Days but less than 60 Business Days prior to the relevant payment dates. Distributions payable on any Preferred Securities that are not punctually paid on any distribution payment date will cease to be payable to the person in whose name such Preferred Securities are registered on the relevant record date, and such defaulted distribution will instead be payable to the person in whose name such Preferred Securities are registered on the special record date or other specified date determined in accordance with the Declaration. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such record date. A "Business Day" shall mean any day other than a day on which banking institutions in New York, New York are authorized or required by law to close.

Subordination of Common Securities

      Payment of distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Distribution of the Preferred Securities and Common Securities; provided, however, that if on any payment date for distributions or the Redemption Price an Indenture Event of Default (as defined under "-- Declaration Events of Default") shall have occurred and be continuing, no payment of any distribution on, or applicable Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding Preferred Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price, the full amount of such Redemption Price, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or the Redemption Price of, the Preferred Securities then due and payable.

      In the case of any Declaration Event of Default (as defined under "-- Declaration Events of Default"), Motorola as holder of the Common Securities will be deemed to have waived any right to act with respect to such Declaration Event of Default until the effect of such Declaration Event of Default shall have been cured, waived or otherwise eliminated. Until any such Declaration Event of Default has been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of Motorola as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

Mandatory Redemption

      Upon the repayment of the Subordinated Debentures, whether at maturity or upon redemption, the proceeds from such repayment or redemption shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the

Subordinated Debentures so repaid or redeemed at the Redemption Price; provided that, holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "--Special Event Redemption." The
Subordinated Debentures will mature on             , 2039 unless the maturity
date is changed at the option of Motorola (provided in the case of an extension of the maturity date that certain financial conditions are met), and may be
redeemed, in whole or in part, at any time on or after             , 2004 or at
any time, in whole or in part, upon the occurrence of a Special Event. See "Description of the Subordinated Debentures--Optional Redemption" and "Description of the Subordinated Debentures--Option to Change Scheduled Maturity Date." In the event that fewer than all of the outstanding Trust Securities are to be redeemed, the Trust Securities will be redeemed pro rata to each holder according to the aggregate liquidation amount of Trust Securities held by the relevant holder in relation to the aggregate liquidation amount of all Trust Securities outstanding. See "--Book-Entry Issuance--The Depository Trust Company" below for a description of DTC's procedures in the event of redemption.

Special Event Redemption

      If, at any time, a Tax Event or an Investment Company Event (each, as defined below, a "Special Event") shall occur and be continuing, Motorola shall have the right upon not less than 30 nor more than 60 days' notice, to redeem the Subordinated Debentures, in whole or in part, for cash within 90 days following the occurrence of such Special Event, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Debentures so redeemed shall be redeemed by the Trust at the Redemption Price on a pro rata basis.

      "Tax Event" means that the Regular Trustees shall have received an opinion of an independent tax counsel experienced in such matters to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or
(b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of original issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days after the date thereof, subject to United States federal income tax with respect to interest accrued or received on the Subordinated Debentures, (ii) the Trust is, or will be within 90 days after the date thereof, subject to more than a de minimis amount of taxes, duties or other governmental charges, or (iii) interest payable to the Trust on the Subordinated Debentures is not, or within 90 days of the date thereof will not be, deductible, in whole or in part, by Motorola for United States federal income tax purposes.

      "Investment Company Event" means that the Regular Trustees shall have received an opinion of an independent counsel experienced in practice under the 1940 Act, to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Preferred Securities.

Redemption Procedures

      The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Preferred Securities for all quarterly distribution periods terminating on or prior to the date of redemption. If a partial redemption of the Preferred Securities would result in the delisting of the Preferred Securities by a national securities exchange or other organization on which the Preferred Securities are listed, then, pursuant to the Indenture, Motorola may only redeem the Subordinated Debentures in whole and, as a result, the Trust may only redeem the Preferred Securities in whole.

      If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that Motorola has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Debentures, the Trust will irrevocably deposit with the securities depository or its nominee funds sufficient to pay the applicable Redemption Price and will give the securities depository irrevocable instructions to pay the Redemption Price to the holders of the Preferred Securities. If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that Motorola fails to repay the Subordinated Debentures on maturity or payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust or by Motorola pursuant to the Trust Guarantee, distributions on such Preferred Securities will continue to accrue at the then applicable rate from the original redemption date to the actual date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

      In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed as described below under "--Book-Entry Issuance--The Depository Trust Company."

      Subject to the foregoing and to the receipt of any consent required by the terms of any indebtedness of Motorola which may be outstanding from time to time and applicable law (including, without limitation, United States federal securities laws), Motorola or its subsidiaries may at any time, and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

Distribution of the Subordinated Debentures

      At any time Motorola will have the right to terminate the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust.

      Under current United States federal income tax law and interpretations and assuming, as expected, the Trust is treated as a grantor trust, a distribution of the Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in such law, a change in the legal interpretation thereof, a Special Event or other circumstances, however, the distribution of the Subordinated Debentures could be a taxable event to the holders of the Preferred Securities. In addition, a dissolution of the Trust in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "United States Federal Income Taxation--US Holders--Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust."

      If the Subordinated Debentures are distributed to the holders of the Preferred Securities, Motorola will use its best efforts to cause the Subordinated Debentures to be listed on the NYSE or on such other exchange, interdealer quotation system or other organization as the Preferred Securities are then listed.

      After the date for any distribution of Subordinated Debentures upon dissolution of the Trust, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) the Depository (as defined under "--Book-Entry Issuance--The Depository Trust Company") or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the

Subordinated Debentures to be delivered upon such distribution and (iii) any certificates representing Preferred Securities not held by the Depository or its nominee will be deemed to represent Subordinated Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities until such certificates are presented to Motorola or its agent for transfer or reissuance.

      If Motorola elects to liquidate the Trust and thereby causes the Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of the Trust, Motorola shall have the right to shorten the maturity of such Subordinated Debentures to a date not earlier,
except in connection with a Special Event, than             , 2004. In
addition, Motorola would retain the right to extend the maturity of such Subordinated Debentures to a date not later than the earlier of (i)
            , 2048 or (ii) the Interest Deduction Date, provided that it can extend the maturity only if certain conditions are met. See "Description of the Subordinated Debentures--Option to Change Scheduled Maturity Date."

      There can be no assurance as to the market prices for either the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Debentures that an investor may receive if a dissolution and liquidation of the Trust were to occur, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

Liquidation Distribution upon Dissolution

      In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Preferred Securities will be entitled to receive on a pro rata basis solely out of the assets of the Trust, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, a Liquidation Distribution in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment, unless, in connection with such Liquidation, Subordinated Debentures in an aggregate stated principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a pro rata basis to the holders of the Preferred Securities.

      If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if an Indenture Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.

Termination

      Pursuant to the Declaration, the Trust shall dissolve upon the earliest
of (i)           , 2054, (ii) the bankruptcy of Motorola, (iii) the filing of a certificate of dissolution or its equivalent with respect to Motorola or the revocation of the charter of Motorola and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) the distribution of the Subordinated Debentures from the Trust, (v) the entry of a decree of a judicial dissolution of Motorola or the Trust, (vi) the redemption of all the Trust Securities, (vii) the occurrence and continuance of a Special Event pursuant to which the Trust shall have been dissolved and all Subordinated Debentures shall have been distributed or (viii) before the issuance of any Trust Securities, when all Regular Trustees and the Sponsor shall have consented.

Declaration Events of Default

      An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"), provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. See "Description of the Subordinated Debentures--Indenture Events of Default." Until such Declaration Event of Default with respect to the Preferred Securities has been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Indenture.

      Upon the occurrence of a Declaration Event of Default, the Indenture Trustee or the Property Trustee as the holder of the Subordinated Debentures will have the right under the Indenture to declare the principal of and interest on the Subordinated Debentures to be immediately due and payable. Motorola and the Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

Voting Rights

      Except as described herein or under "Description of the Trust Guarantee-- Modification of the Trust Guarantee; Assignment," as otherwise provided under the Trust Act or the Trust Indenture Act or as otherwise required by law or the Declaration, the holders of the Preferred Securities will have no voting rights.

      Subject to the requirement of the Property Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as holder of the Subordinated Debentures, to (i) exercise the remedies available under the Indenture with respect to the Subordinated Debentures, (ii) waive any past default and its consequences that is waivable under the Indenture or (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures shall be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent should be required; provided, however, that, where a consent or action under the Indenture would require the consent or act of the holders of greater than a majority in principal amount of Subordinated Debentures affected thereby (a "Super Majority"), the Property Trustee may only give such consent or take such action at the written direction of the holders of at least the proportion of the Preferred Securities which the relevant Super Majority represents of the aggregate principal amount of the Subordinated Debentures outstanding. The Property Trustee shall, within 90 days after the occurrence of an Indenture Event of Default, notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Subordinated Debentures. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee shall not take any of the actions described in clauses (i), (ii), (iii) or (iv) above unless the Property Trustee has obtained an opinion of tax counsel to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes.

      In the event the consent of the Property Trustee, as the holder of the Subordinated Debentures, is required under the Indenture with respect to any amendment, modification or termination of the Indenture or the Subordinated Debentures, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the

Indenture would require the consent of a Super Majority, the Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super Majority represents of the aggregate principal amount of the Subordinated Debentures outstanding. The Property Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of tax counsel to the effect that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes on account of such action.

      A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

      Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Subordinated Debentures in accordance with the Declaration.

      Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by Motorola or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, Motorola, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

      The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "--Book-Entry Issuance--The Depository Trust Company" below.

      Holders of the Preferred Securities will have no rights to appoint or remove the Trustees, who may be appointed, removed or replaced solely by Motorola as the direct or indirect holder of all of the Common Securities.

Modification of the Declaration

      The Declaration may be modified and amended if approved by a majority of the Regular Trustees (and in certain circumstances the Property Trustee and/or the Delaware Trustee), provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority of the Trust Securities affected thereby; provided that, if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority of such class of Trust Securities.

      Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified as other than a grantor trust for United States federal income tax purposes, (ii) reduce or otherwise adversely affect the powers of the Property Trustee or (iii) cause a Special Event.

Mergers, Consolidations or Amalgamations

      The Trust may not consolidate, amalgamate, merge with or into or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below. The Trust may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, the Property Trustee or the Delaware Trustee, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided that, (i) such successor entity either (A) expressly assumes all of the obligations of the Trust under the Trust Securities or (B) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Trust Securities rank with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) Motorola expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Subordinated Debentures, (iii) the Preferred Securities or any Successor Securities with respect to the Preferred Securities are listed, or any such Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities with respect to the Preferred Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, Motorola has received an opinion of an independent counsel to the Trust experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (C) the Trust will continue to be classified as a grantor trust for federal income tax purposes, and (viii) Motorola guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Trust Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of all holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or the Successor Entity to be classified as other than a grantor trust for United States federal income tax purposes or each holder of the Trust Securities not to be treated as owning an undivided interest in the Subordinated Debentures.

Book-Entry Issuance--The Depository Trust Company

      DTC will act as securities depository ("securities depository") for the Preferred Securities. The Preferred Securities initially will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global Preferred Securities certificates, representing the total aggregate number of Preferred Securities, will be issued and delivered to DTC.

      The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Preferred Securities as represented by a global certificate.

      DTC has advised Motorola and the Trust that DTC is (i) a limited-purpose trust company organized under the New York Banking Law, (ii) a "banking organization" within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the New York Uniform Commercial Code and (v) a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants

("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

      Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

      To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

      Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce pro rata the amount of the interest of each Direct Participant in such Preferred Securities to be redeemed in accordance with its procedures.

      Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). Motorola and the Trust believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in the Trust.

      Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, the Trust or Motorola, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

      Except as provided herein, a Beneficial Owner in a global Preferred Security certificate will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

      DTC may discontinue providing its services as depository with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depository is not obtained, Preferred Securities certificates would be required to be printed and delivered. Additionally, the Regular Trustees (with the consent of the Company) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depository) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities would be printed and delivered.

      We have been informed by DTC that its management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." We have also been informed by DTC that it has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payments of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. According to DTC, this program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC has informed us that its plan includes a testing phase, which is expected to be completed within appropriate time frames.

      However, we have been informed by DTC that its ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunications and electrical utility service providers, among others. DTC has informed us that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC has informed us that it is in the process of developing such contingency plans as it deems appropriate.

      According to DTC, the foregoing information with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Motorola and the Trust believe to be reliable, but neither Motorola nor the Trust takes responsibility for the accuracy thereof.

Information Concerning the Property Trustee

      The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration, in the terms of the Trust Securities or in the Trust Indenture Act and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action following a Declaration Event of Default. The Property Trustee also serves as Guarantee Trustee.

      Harris is trustee under indentures with Motorola (i) dated as of March 15, 1985 relating to its 8.40% Debentures due August 15, 2031, (ii) dated as of October 1, 1991 relating to its 7.60% Notes due January 1, 2007 and 6 1/2% Notes due March 1, 2008 and (iii) dated as of May 1, 1995 relating to its 5.80% Notes due October 15, 2008, 7 1/2% Debentures due May 15, 2025, 6 1/2% Debentures due September 1, 2025, 6 1/2% Debentures due November 15, 2028 and 5.22% Debentures due October 1, 2097. Harris has also extended credit facilities to Motorola and a subsidiary of Motorola and conducts business with Motorola and certain of its affiliates, including cash management and stock transfer services. Harris also serves as the Rights Agent under Motorola's Rights Agreement.

Paying Agent

      In the event that the Preferred Securities do not remain in book-entry form, the following provisions would apply:

  . The Property Trustee will act as paying agent, and may designate an additional or substitute paying agent at any time.

  . Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or Motorola may require) in respect of any tax or other government charges that may be imposed in relation to it.

  . The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

Governing Law

      The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

Miscellaneous

      The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or be characterized as other than a grantor trust for United States federal income tax purposes. Motorola is authorized and directed to conduct its affairs so that the Subordinated Debentures will be treated as indebtedness of Motorola for United States federal income tax purposes. In this connection, Motorola and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the certificate of incorporation of Motorola, that each of Motorola and the Regular Trustees determines in their discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Preferred Securities or vary the terms thereof.

      Holders of the Preferred Securities have no preemptive rights.

      References in this prospectus to any payment, distribution or treatment as being "pro rata" means pro rata to each holder of Trust Securities according to the aggregate liquidation amount of the Trust Securities held by the relevant holder in relation to the aggregate liquidation amount of all Trust Securities outstanding unless, in relation to a payment, a Declaration Event of Default has occurred and is continuing, in which case any funds available to make such payment shall be paid first to each holder of the Preferred Securities pro rata according to the aggregate liquidation amount of Preferred Securities held by the relevant holder relative to the aggregate liquidation amount of all Preferred Securities outstanding, and only after satisfaction of all amounts owed to the holders of the Preferred Securities, to each holder of Common Securities pro rata according to the aggregate liquidation amount of Common Securities held by the relevant holder relative to the aggregate liquidation amount of all Common Securities outstanding. When the Property Trustee is making payments on the Trust Securities, it is entitled to assume that no Declaration Event of Default has occurred and is continuing unless the Declaration Event of Default is actually known to a responsible officer of the Property Trustee.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

      Set forth below is a description of the material terms of the Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, dated as of January , 1999, between Motorola and Harris as Indenture Trustee, which is filed as an exhibit to the Registration Statement of which this prospectus forms a part. Certain capitalized terms used herein are defined in the Indenture.

      At any time, Motorola will have the right to liquidate the Trust and cause Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities--Distribution of the Subordinated Debentures."

      If the Subordinated Debentures are distributed to the holders of the Preferred Securities, Motorola will use its best efforts to have the Subordinated Debentures listed on the NYSE or on such other exchange on which the Preferred Securities are then listed.

General

      The Subordinated Debentures:

  . will be issued as unsecured subordinated debt securities under the Indenture;

  . will be limited in aggregate principal amount to approximately $515 million, such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the capital contributed by Motorola in exchange for the Common Securities (the "Company Payment"); and

  . will mature and become due and payable, together with any accrued and unpaid interest thereon including Compounded Interest (as defined under
    "--Option to Extend Interest Payment Period"), if any, on        , 2039,
    subject to the election of Motorola to shorten or extend the scheduled maturity date of the Subordinated Debentures, which election in the case of an extension of the scheduled maturity date is subject to Motorola's satisfying certain financial conditions and in the case of shortening the maturity date, the receipt of any consent required by the terms of any indebtedness of Motorola which may be outstanding from time to time. See "--Option to Change Scheduled Maturity Date."

      If Subordinated Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, it is presently anticipated that such Subordinated Debentures will initially be issued in the form of one or more Global Securities (as defined under "--Book-Entry and Settlement"). As described herein, under certain limited circumstances, Subordinated Debentures may be issued in definitive certificated form in exchange for a Global Security. See "--Book-Entry and Settlement" below. In the event that Subordinated Debentures are issued in definitive certificated form, such Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Debentures issued as a Global Security will be made to DTC or its nominee, or a successor depository or its nominee. In the event Subordinated Debentures are issued in definitive certificated form, principal and interest will be payable, the transfer of the Subordinated Debentures will be registrable and Subordinated Debentures will be exchangeable for Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust offices of the Indenture Trustee in Chicago, Illinois or that of any successor Trustee; provided that payment of interest may be made at the option of Motorola by check mailed to the address of the persons entitled thereto.

      The Indenture does not contain provisions that afford holders(s) of the Subordinated Debentures protection in the event of a highly leveraged transaction involving Motorola or other similar transaction that may adversely affect such holders. The Subordinated Debentures are not entitled to the benefit of any sinking fund provisions.

Subordination

      The Indenture provides that the Subordinated Debentures are subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness of Motorola whether now existing or hereafter incurred. In the event and during the continuation of any default by Motorola in the payment of principal, premium, interest or any other payment due on any Senior Indebtedness of Motorola, or in the event that the maturity of any Senior Indebtedness of Motorola has been accelerated because of a default, then in either case, no payment will be made by Motorola with respect to the principal (including redemption payments) of or interest on the Subordinated Debentures. Upon any distribution of assets of Motorola to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of Motorola must be paid in full before the holders of Subordinated Debentures are entitled to receive or retain any payment. In the event that the Subordinated Debentures are declared due and payable before the Maturity Date, then all amounts due or to become due on all Senior Indebtedness shall have been paid in full before holders of the Subordinated Debentures are entitled to receive or retain any payment. Upon satisfaction of all claims of all Senior Indebtedness then outstanding, the rights of the holders of the Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness of Motorola to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debentures are paid in full.

      The term "Senior Indebtedness" means all indebtedness of Motorola, whether now existing or hereafter created, but excluding trade accounts payable arising in the ordinary course of business, and includes all series of Motorola's outstanding LYONs(TM). Without limiting the generality of the foregoing, "Senior Indebtedness" shall include the principal of, premium, if any, and interest on: (i) all indebtedness of Motorola outstanding, created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities; (ii) any indebtedness of others of the kinds described in the preceding clause (i) for the payment of which Motorola is responsible or liable as guarantor or otherwise; and (iii) amendments, renewals, extensions and refundings of any such indebtedness, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to the Subordinated Debentures. "Senior Indebtedness" does not include any indebtedness of Motorola to any of its Subsidiaries. The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.

      The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by Motorola. At December 31, 1998 the aggregate amount of Senior Indebtedness and liabilities and obligations of Motorola's subsidiaries that would have effectively ranked senior to the Subordinated Debentures was approximately $10.6 billion.

      The Indenture does not limit the amount of additional indebtedness Motorola or any of its subsidiaries may incur. The Subordinated Debentures will be obligations exclusively of Motorola. Since the operations of Motorola are partially conducted through subsidiaries, its cash flow and consequent ability to service debt, including the Subordinated Debentures, are partially dependent upon the earnings of its subsidiaries. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Subordinated Debentures or to make funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to Motorola by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

      Any right of Motorola to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the right of the holder(s) of the Subordinated Debentures to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that Motorola is itself recognized as a creditor of such subsidiary, in which case the claims of Motorola would be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Motorola. As of December 31, 1998, Motorola's subsidiaries had outstanding approximately $4.0 billion of liabilities.

Optional Redemption

      Motorola shall have the right to redeem the Subordinated Debentures (i)
at any time, in whole or in part, from time to time, on or after      , 2004 or
(ii) at any time in whole or in part upon the occurrence of a Special Event as described under "Description of the Preferred Securities--Special Event Redemption," upon not less than 30 nor more than 60 days notice, at an amount equal to the Redemption Price. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Subordinated Debentures would result in the delisting of the Preferred Securities, Motorola may only redeem the Subordinated Debentures in whole.

Interest

      Each Subordinated Debenture shall bear interest at the rate of   % per
annum from the original date of issuance, or from the most recent interest payment date to which interest has been paid or provided for, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year
(each an "Interest Payment Date"), commencing       , 1999, to the person in
whose name such Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Subordinated Debentures shall be distributed to the holders of the Preferred Securities and shall not continue to remain in book-entry form, Motorola shall have the right to select record dates, which shall be more than ten Business Days but less than 60 Business Days prior to the Interest Payment Date. Any installment of interest not punctually paid will cease to be payable to the holders of the Subordinated Debentures on the regular record date and may be paid to the person in whose name the Subordinated Debentures are registered at the close of business on a special record date to be fixed by the Indenture Trustee for the payment of such defaulted interest, notice of which shall be given to the holders of the Subordinated Debentures not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange, interdealer quotation system or other organization on which the Subordinated Debentures may be listed, and upon such notice as may be required by such exchange, system or organization.

      The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed, will be computed on the basis of the actual number of days elapsed per 90-day quarter. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

Option to Change Scheduled Maturity Date

      The "Scheduled Maturity Date" of the Subordinated Debentures is        ,
2039. Motorola, however, may extend such maturity date (        , 2039 or the
maturity date then in effect, as the case may be, is referred to herein as the "Maturity Date") for one or more periods but in no event later than the earlier
of (i)             , 2048 or (ii) the Interest Deduction Date. The "Interest
Deduction Date" shall mean the date which is six months earlier than the ending date of the maximum term (beginning on the date of issue of the Subordinated Debentures and including any extensions thereof), as determined under any federal statute applicable by its terms to the Subordinated Debentures which is enacted at any time after the issuance of the Subordinated Debentures (including, but not limited to, at any time after an extension of the Maturity
Date), of a debt instrument for which interest is deductible for federal income tax purposes. In no event shall the extended Maturity Date be later than the Interest Deduction Date even if the Maturity Date has previously been extended to a date beyond the Interest Deduction Date. Motorola must exercise its right to extend the term at least 90 days prior to the Maturity Date then in effect and must satisfy the following conditions on the date Motorola exercises such right and on the Maturity Date then in effect prior to such proposed extension;
(a) Motorola is not in bankruptcy or otherwise insolvent, (b) Motorola is not in default on any Subordinated Debenture issued to the Trust or to any trustee of the Trust in connection with an issuance of Trust Securities by the Trust,
(c) Motorola has made timely payments on the Subordinated Debentures for the immediately preceding six quarters without deferrals, (d) the Trust is not in arrears on payments of distributions on the Trust Securities, (e) the Subordinated Debentures or Preferred Securities are rated investment grade by any one of Standard & Poor's Corporation, Moody's Investors Service, Inc., Fitch Investor Services, Duff & Phelps Credit Rating Company or any other nationally recognized statistical rating organization, and (f) the final
maturity of such Subordinated Debentures is not later than      , 2048.
Pursuant to the Declaration, the Regular Trustees are required to give notice of Motorola's election to change the Maturity Date to the holders of the Preferred Securities.

      In addition, if Motorola exercises its right to liquidate the Trust and distribute the Subordinated Debentures as discussed above under "Description of the Preferred Securities--Distribution of the Subordinated Debentures," effective upon such exercise the Maturity Date of the Subordinated Debentures
may be changed to any date elected by Motorola that is no earlier than       ,
2004. In addition, the Company would retain the right to extend the maturity of the Subordinated Debentures to any date elected by Motorola which is not later
than the earlier of (a)        , 2048 or (b) the Interest Deduction Date;
provided that on the date Motorola exercises such right and on the Maturity Date in effect prior to such proposed extension the conditions specified in the previous paragraph are satisfied.

Option to Extend Interest Payment Period

      Motorola has the right at any time, and from time to time, during the term of the Subordinated Debentures to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, at the end of which Extension Period, Motorola shall pay all interest then accrued and unpaid, together with interest thereon compounded quarterly at the rate specified for the Subordinated Debentures to the extent permitted by applicable law ("Compounded Interest"); provided that no Extension Period shall extend beyond the Maturity Date; and provided further that, during any such Extension Period, Motorola may not (a) declare or pay dividends on, make distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, (b) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Motorola that rank equal with or junior to the Subordinated Debentures or (c) make guarantee payments with respect to the foregoing (other than pursuant to the Trust Guarantee);

provided, further, that the restriction in clause (a) does not apply to (i) purchases or acquisitions of Motorola's capital stock in connection with the satisfaction of its obligations under any employee benefit plans, stock option plans, employee stock purchase plans or direct reinvestment plans as may be in effect from time to time or the satisfaction of its obligations pursuant to any contract or security outstanding on the date of such event requiring Motorola to purchase its capital stock (other than a contractual obligation ranking equal with or junior to the Subordinated Debentures), (ii) reclassifications of Motorola's capital stock or the exchange or conversion of one class or series of Motorola's capital stock for another class or series of Motorola's capital stock, provided that such reclassification, exchange or conversion does not result in a change in the priority vis-a-vis the Preferred Securities of any class or series of capital stock that is being so reclassified or that is the subject of such exchange or conversion, (iii) purchases of fractional interests in shares of Motorola's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,
(iv) stock dividends paid by Motorola where the dividend stock is the same stock as that on which the dividend is being paid or (v) redemptions or purchases of any rights pursuant to purchase rights contained in any rights agreement as shall be in effect from time to time, which purchase rights are substantially similar to those contained in Motorola's current rights agreement. Prior to the termination of any such Extension Period, the Company may further defer payments of interest by extending the interest payment period; provided, however, that such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the Maturity Date. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable. Motorola has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

      If the Property Trustee shall be the sole holder of the Subordinated Debentures, Motorola shall give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice to holders of the Preferred Securities (or to any national securities exchange or other organization on which the Preferred Securities are listed) of the record date or the date such distribution is payable. The Regular Trustees shall give notice of Motorola's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee shall not be the sole holder of the Subordinated Debentures, Motorola shall give the holders of the Subordinated Debentures notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the next succeeding Interest Payment Date or (ii) the date upon which Motorola is required to give notice to holders of the Subordinated Debentures (or to any national securities exchange or other organization on which the Subordinated Debentures are listed) of the record or payment date of such related interest payment.

Additional Interest

      If the Trust or the Property Trustee is required to pay any taxes, duties, assessments or governmental charges (other than withholding taxes), Motorola will pay as additional interest on the Subordinated Debentures held by the Property Trustee, such additional amounts as shall be required so that the net amounts received and retained by the Trust and the Property Trustee after paying such taxes, duties, assessments or other governmental charges will be equal to the amounts the Trust and the Property Trustee would have received had no such taxes, duties, assessments or other governmental charges been imposed.

Certain Covenants

      Motorola has covenanted, with respect to the Subordinated Debentures, that for so long as the Preferred Securities and the Common Securities remain outstanding Motorola will (i) maintain 100% direct or indirect ownership of the Common Securities, provided, however, that any permitted successor of Motorola under the Indenture may succeed to Motorola's ownership of the Common Securities, (ii) not voluntarily dissolve, wind-up or terminate the Trust, except in connection with the distribution of

Subordinated Debentures or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, (iii) timely perform its duties as sponsor of the Trust, (iv) use its reasonable efforts to cause the Trust (a) to remain a business trust, except in connection with a distribution of the Subordinated Debentures, the redemption of all of the Preferred Securities and Common Securities of the Trust or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) otherwise continue not to be treated as an association taxable as a corporation or partnership for United States federal income tax purposes and (v) to use its reasonable efforts to cause each holder of Preferred Securities and Common Securities to be treated as owning an individual beneficial interest in the Subordinated Debentures.

Consolidation, Merger, Conveyance, Transfer or Lease

      Motorola, without the consent of any holder of Subordinated Debentures may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any entity, and any other entity may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, Motorola, provided that, (i) the entity (if other than Motorola) formed by such consolidation or into which Motorola is merged or which acquires or leases such assets of Motorola is organized and existing under the laws of any United States jurisdiction and assumes Motorola's obligations on the Subordinated Debentures and under the Indenture,
(ii) after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing and (iii) certain other conditions are met.

Indenture Events of Default

      The following are Indenture Events of Default: (a) failure to pay principal of (or premium, if any) on the Subordinated Debentures when due; (b) failure to pay any installment of interest on the Subordinated Debentures when due, continued for 30 days; (c) failure to perform any other covenant of Motorola in the Indenture (other than a covenant included in the Indenture solely for the benefit of any series of securities other than the Subordinated Debentures), continued for 60 days after written notice as provided in the Indenture; and (d) certain events in bankruptcy, insolvency or reorganization. If an Indenture Event of Default with respect to the Subordinated Debentures shall occur and be continuing either the Indenture Trustee or the holders of at least 25% in principal amount of the Subordinated Debentures may declare the principal amount of and interest on the Subordinated Debentures (including any Compounded Interest and any other amounts payable under the Indenture) to be due and payable immediately; provided that, in the case of certain events of bankruptcy, insolvency or reorganization, such principal amount (or portion thereof) shall automatically become due and payable. However, at any time after an acceleration with respect to the Subordinated Debentures has occurred, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the Subordinated Debentures may, under certain circumstances, rescind and annul such acceleration.

      The Indenture provides that, subject to the duty of the Indenture Trustee during default to act with the required standard of care, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Indenture Trustee reasonable security or indemnity. Subject to such provisions for indemnification of the Indenture Trustee and certain other limitations, the holders of a majority in principal amount of the Subordinated Debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the Subordinated Debentures.

      An Indenture Event of Default also constitutes a Declaration Event of Default. If any Indenture Event of Default shall occur and be continuing, the Property Trustee, as the holder of the Subordinated Debentures, will have the right to declare the principal of and the interest on the Subordinated Debentures (including any Compounded Interest and any other amounts payable under the Indenture) to be forthwith due and payable immediately and to enforce its other rights as a creditor with respect to the Subordinated

Debentures. If the Property Trustee fails to enforce its rights with respect to the Subordinated Debentures held by the Trust to the fullest extent permitted by law, any holder of Preferred Securities may institute legal proceedings directly against Motorola to enforce the Property Trustee's rights under such Subordinated Debentures without first instituting any legal proceedings against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Motorola to pay interest or principal on the Subordinated Debentures issued to the Trust on the date such interest or principal is otherwise payable, then a holder of Preferred Securities may institute a proceeding directly against Motorola for enforcement of payment to the holder of the Preferred Securities of the principal of or interest on the Subordinated Debentures on or after the respective due dates specified in the Subordinated Debentures (taking into account any Extension Periods), and the amount of the payment will be based on the holder's pro rata share of the amount due and owing on all of the Preferred Securities. The holders of Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights, with respect to other than principal and interest payments on the Subordinated Debentures, as the holder of the Subordinated Debentures. See "Description of the Preferred Securities-- Declaration Events of Default" and "Description of the Preferred Securities-- Voting Rights."

      The rights of the holders of Preferred Securities and the Property Trustee upon the occurrence of an Indenture Event of Default or a Declaration Event of Default are subject to the subordination provisions of the Indenture, as described under "--Subordination."

      Motorola will be required to furnish to the Indenture Trustee annually a statement as to the performance by Motorola of certain of its obligations under the Indenture and as to any default in such performance.

Defeasance and Covenant Defeasance

      The Indenture provides that Motorola may elect either (A) to defease and be discharged from any and all obligations in respect of the Subordinated Debentures (except for certain obligations to register the transfer or exchange of the Subordinated Debentures, to replace temporary, destroyed, stolen, lost or mutilated certificates, to maintain paying agencies and to hold monies for payment in trust) ("defeasance") or (B) to omit to comply with substantially all of the restrictive covenants in the Indenture ("covenant defeasance"), in either case upon the deposit with the Indenture Trustee (or other qualifying trustee), in trust, of money and/or U.S. government obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and each installment of interest, if any, on the Subordinated Debentures as and when due. Such a trust may only be established if, among other things, Motorola has delivered to the Indenture Trustee an opinion of counsel (who may be counsel for Motorola) to the effect that the holders of the Subordinated Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. Such opinion, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture.

      In the event Motorola exercises its option to omit compliance with certain covenants of the Indenture as described above and the Subordinated Debentures are declared due and payable because of the occurrence of any Indenture Event of Default, the amount of money and U.S. government obligations on deposit with the Indenture Trustee will be sufficient to pay amounts due on the Subordinated Debentures as and when due, but may not be sufficient to pay amounts due on the Subordinated Debentures at the time of the acceleration resulting from such Indenture Event of Default. However, Motorola will remain liable for such payments.

Modification and Waiver

      Modifications and amendments of the Indenture may be made by Motorola and the Indenture Trustee with the consent of the holders of a majority in principal amount of the Subordinated Debentures; provided, however, that no such modification or amendment may, without the consent of the holder of each the Subordinated Debentures, (a) change the stated maturity date of the principal of, or any installment of principal of or interest on, any Subordinated Debenture, (b) reduce the principal amount of (or premium, if any) or interest, if any, on, any Subordinated Debenture, (c) change the place or currency of payment of principal of (or premium, if any) or interest, if any, on, any Subordinated Debenture, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Subordinated Debenture or
(e) reduce the percentage in principal amount of the Subordinated Debentures, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

      The holders of a majority in principal amount of the Subordinated Debentures may on behalf of the holders of all Subordinated Debentures waive compliance by Motorola with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of the Subordinated Debentures may on behalf of the holders of all Subordinated Debentures waive any past default under the Indenture with respect to the Subordinated Debentures except a default in the payment of the principal of (or premium, if any) or interest, if any, on any Subordinated Debenture or in respect of any provision which under the Indenture cannot be modified or amended without the consent of the holder of each Subordinated Debenture.

Book-Entry and Settlement

      If distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust, it is presently anticipated that the Subordinated Debentures will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of a securities depository or its nominee. Except under the limited circumstances described below, Subordinated Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Debentures in definitive form. The Global Securities described above may not be transferred except by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or to a successor depository or its nominee.

      The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

      Except as provided below under "--Discontinuance of Depository Services," owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Debentures in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Subordinated Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depository or its nominee or to a successor depository or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depository or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

The Depository

      If Subordinated Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, DTC will act as securities depository for the Subordinated Debentures. For a description of DTC and the specific terms of the depository arrangements, see "Description of the Preferred Securities--Book-Entry Issuance--The Depository Trust Company." As of the date of this prospectus, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. Motorola may appoint a successor to DTC or any successor depository in the event DTC or such successor depository is unable or unwilling to continue as the depository for the Global Securities.

      None of Motorola, the Trust, the Indenture Trustee, any paying agent and any other agent of Motorola or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Discontinuance of the Depository's Services

      A Global Security shall be exchangeable for Subordinated Debentures in definitive certificated form registered in the names of persons other than the depository or its nominee only if (i) the depository notifies Motorola that it is unwilling or unable to continue as a depository for such Global Security and no successor depository shall have been appointed, (ii) the depository, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depository is required to be so registered to act as such depository and no successor depository shall have been appointed, or (iii) Motorola, in its sole discretion, determines that such Global Security shall be so exchangeable. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Debentures registered in such names as the depository shall direct. It is expected that such instructions will be based upon directions received by the depository from its Participants with respect to ownership of beneficial interests in such Global Security.

Governing Law

      The Indenture and the Subordinated Debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

Miscellaneous

      Motorola will pay all fees and expenses related to (i) the offering of the Trust Securities and the Subordinated Debentures, (ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the Trustees and (iv) the enforcement by the Property Trustee of the rights of the holders of the Preferred Securities.

                       DESCRIPTION OF THE TRUST GUARANTEE

      Set forth below is a summary of the material terms of the Trust Guarantee that will be executed and delivered by Motorola for the benefit of the holders of Preferred Securities. The Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. Harris will act as independent indenture trustee for Trust Indenture Act purposes under the Trust Guarantee. The terms of the Trust Guarantee will be those set forth in the Trust Guarantee itself and those made part of such Trust Guarantee by the Trust Indenture Act. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the Trust Guarantee, a copy of which has been filed as an exhibit to the Registration Statement of which this prospectus forms a part, and the Trust Indenture Act. The Trust Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities.

General

      Pursuant to the Trust Guarantee, Motorola will agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities, the Guarantee Payments (as defined below) (except to the extent paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The following payments or distributions with respect to the Preferred Securities (the "Guarantee Payments"), to the extent not paid by the Trust, will be subject to the Trust Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on such Preferred Securities, to the extent the Trust shall have funds available therefor, (ii) the Redemption Price, to the extent the Trust has funds available therefor, with respect to any Preferred Securities called for redemption by the Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with a distribution of the Subordinated Debentures to the holders of Preferred Securities or the redemption of all of the Preferred Securities upon maturity or redemption of the Subordinated Debentures) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent the Trust has funds available therefor or (b) the amount of assets of the Trust remaining for distribution to holders of such Preferred Securities in liquidation of the Trust. Motorola's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Motorola to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

      The Trust Guarantee will not apply to any payment of distributions except to the extent the Trust shall have funds available therefor. If Motorola does not make interest or principal payments on the Subordinated Debentures, the Trust will not pay distributions on the Preferred Securities issued by the Trust and will not have funds available therefor. As a result, holders of Preferred Securities will not be able to rely upon the Trust Guarantee for payment of these amounts. Instead, holders of Preferred Securities or the Property Trustee may enforce the rights of the Trust under the Subordinated Debentures directly against Motorola.

Certain Covenants of Motorola

      In the Trust Guarantee, Motorola will covenant that, so long as any Preferred Securities issued by the Trust remain outstanding, if there shall have occurred any event of default under the Trust Guarantee or under the Declaration, then Motorola may not (a) declare or pay dividends on, make distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, (b) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by Motorola that rank equal with or junior to the Subordinated Debentures or (c) make any guarantee payments with respect to the foregoing (other than pursuant to the Trust Guarantee); provided, however, that the restriction in clause (a) does not apply to (i) purchases or acquisitions of Motorola's capital stock in connection with the satisfaction of its obligations under any employee benefit plans, stock option plans, employee stock purchase plans or direct reinvestment plans as may be in effect from time to time or the satisfaction of its obligations pursuant to any contract or security outstanding on the date of such event requiring Motorola to purchase its capital stock (other than a contractual obligation ranking equal with or junior to the Subordinated Debentures),

(ii) reclassifications of Motorola's capital stock or the exchange or conversion of one class or series of Motorola's capital stock for another class or series of Motorola's capital stock, provided that such reclassification, exchange or conversion does not result in a change in the priority vis-a-vis the Preferred Securities of any class or series of capital stock that is being so reclassified or that is the subject of such exchange or conversion, (iii) purchases of fractional interests in shares of Motorola's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) stock dividends paid by Motorola where the dividend stock is the same stock as that on which the dividend is being paid or (v) redemptions or purchases of any rights pursuant to purchase rights contained in any rights agreement as shall be in effect from time to time, which purchase rights are substantially similar to those contained in Motorola's current rights agreement.

Modification of the Trust Guarantee; Assignment

      Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no consent of such holders will be required), the Trust Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities. All guarantees and agreements contained in the Trust Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Motorola and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

Events of Default

      An event of default under the Trust Guarantee will occur upon the failure of Motorola to perform any of its payment or other obligations thereunder. The holders of a majority of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Trust Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Trust Guarantee.

      If the Guarantee Trustee fails to enforce the Trust Guarantee to the fullest extent permitted by law, any holder of Preferred Securities may institute a legal proceeding directly against Motorola to enforce the Guarantee Trustee's rights under the Trust Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if Motorola has failed to make a Guarantee Payment under the Trust Guarantee, a holder of Preferred Securities may directly institute a proceeding against Motorola for enforcement of the Trust Guarantee for such payment to the holder of the Preferred Securities of the principal of or interest on the Subordinated Debentures on or after the respective due dates specified in the Subordinated Debentures, and the amount of the payment will be based on the holder's pro rata share of the amount due and owing on all of the Preferred Securities. Motorola has waived any right or remedy to require that any action be brought first against the Trust or any other person or entity before proceeding directly against Motorola.

      The rights of the holders of Preferred Securities and the Guarantee Trustee upon the occurrence of an event of default under the Trust Guarantee are subject to the subordination provisions of the Trust Guarantee, as described under "--Status of the Trust Guarantee," below.

      Motorola will be required to provide annually to the Guarantee Trustee a statement as to the performance by Motorola of certain of its obligations under the Trust Guarantee and as to any default in such performance.

Information Concerning the Guarantee Trustee

      The Guarantee Trustee, prior to the occurrence of a default with respect to the Trust Guarantee, undertakes to perform only such duties as are specifically set forth in the Trust Guarantee and, after default with respect to the Trust Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Trust Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination

      The Trust Guarantee will terminate as to the Preferred Securities issued by the Trust upon (i) full payment of the Redemption Price of all Preferred Securities, (ii) distribution of the Subordinated Debentures to the holders of all of the Preferred Securities or (iii) full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust. Notwithstanding the foregoing, the Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the Trust must restore payment of any sums paid under the Preferred Securities or the Trust Guarantee.

Status of the Trust Guarantee

      The Trust Guarantee will constitute an unsecured obligation of Motorola and will rank (i) subordinate and junior in right of payment to all other liabilities of Motorola, including all series of Motorola's outstanding LYONs(TM), except those made equal or subordinate by their terms, (ii) equal with the most senior preferred or preference stock now or hereafter issued by Motorola and with any guarantee now or hereafter entered into by Motorola in respect of any preferred or preference stock of any affiliate of Motorola,
(iii) senior to Motorola's Common Stock, and (iv) effectively subordinated to the liabilities and obligations of the Company's subsidiaries to the same extent as the Subordinated Debentures, as described below. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Trust Guarantee.

      The Trust Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against Motorola to enforce its rights under such Trust Guarantee without instituting a legal proceeding against any other person or entity).

      The Indenture does not limit the amount of additional indebtedness Motorola or any of its subsidiaries may incur. The Subordinated Debentures and the Trust Guarantee will be obligations exclusively of Motorola. Since the operations of Motorola are partially conducted through subsidiaries, its cash flow and consequent ability to service debt and satisfy its other obligations, including those under the Trust Guarantee, are partially dependent upon the earnings of its subsidiaries. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Subordinated Debentures or the Trust Guarantee or to make funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to Motorola by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

      Any right of Motorola to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holder(s) of the Subordinated Debentures or a party seeking to enforce the Trust Guarantee to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that Motorola is itself recognized as a creditor of such subsidiary, in which case the claims of Motorola would be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Motorola. As of December 31, 1998, Motorola's subsidiaries had outstanding approximately $4.0 billion of liabilities.

Governing Law

      The Trust Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

                  EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED
                       DEBENTURES AND THE TRUST GUARANTEE

      As set forth in the Declaration, the sole purpose of the Trust is to (i) issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, (ii) invest the proceeds from such issuance and sale in the Subordinated Debentures and (iii) engage in only those other activities necessary or incidental thereto.

      As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover distributions and payments due on the Trust Securities because: (i) the aggregate principal amount of Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) Motorola shall pay all, and the Trust shall not be obligated to pay, directly or indirectly, any, costs, expenses, debts and obligations (other than with respect to the Trust Securities) related to the Trust; and (iv) the Declaration provides that the Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

      Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by Motorola as and to the extent set forth above under "Description of the Trust Guarantee." If Motorola does not make interest and/or principal payments on the Subordinated Debentures purchased by the Trust, the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Trust Guarantee will not apply to the payment of distributions and other payments on the Preferred Securities when the Trust does not have sufficient funds to make such distributions or other payments. As a result, holders of Preferred Securities will not be able to rely upon the Trust Guarantee for payment of these amounts. Instead, holders of Preferred Securities or the Property Trustee may enforce the rights of the Trust under the Subordinated Debentures directly against Motorola.

      The Trust Guarantee will constitute an unsecured obligation of Motorola and will rank (i) subordinate and junior in right of payment to all other liabilities of Motorola, including all series of Motorola's outstanding LYONs(TM), except those made equal or subordinate by their terms, (ii) equal with the most senior preferred or preference stock now or hereafter issued by Motorola and with any guarantee now or hereafter entered into by Motorola in respect of any preferred or preference stock of any affiliate of Motorola,
(iii) senior to Motorola's Common Stock and (iv) effectively subordinated to the liabilities and obligations of Motorola's subsidiaries to the same extent as the Subordinated Debentures, as described below.

      The Indenture does not limit the amount of additional indebtedness Motorola or any of its subsidiaries may incur. The Subordinated Debentures and the Trust Guarantee will be obligations exclusively of Motorola. Since the operations of Motorola are partially conducted through subsidiaries its cash flow and consequent ability to service debt, including the Subordinated Debentures, and to satisfy its other obligations, including those under the Trust Guarantee, are partially dependent upon the earnings of its subsidiaries. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Subordinated Debentures or the Trust Guarantee or to make funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to Motorola by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries, and are subject to various business considerations.

      Any right of Motorola to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holder(s) of the Subordinated Debentures or a party seeking to enforce the Trust Guarantee to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that Motorola is itself recognized as a creditor of such subsidiary, in which case the claims of Motorola would be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Motorola. As of December 31, 1998, Motorola's subsidiaries had outstanding approximately $4.0 billion of liabilities.

      The Trust Guarantee, when taken together with the back-up undertakings, consisting of obligations of Motorola as set forth in the Declaration (including the obligation to pay expenses of the Trust), the Indenture and any applicable supplemental indentures thereto, and the Subordinated Debentures issued to the Trust, provide a full and unconditional guarantee by Motorola of the amounts due on the Preferred Securities. If Motorola fails to make interest or other payments on the Subordinated Debentures when due (taking into account any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities--Book-Entry Issuance--The Depository Trust Company" and "Description of the Preferred Securities--Voting Rights," may direct the Property Trustee to enforce its rights under the Subordinated Debentures. If the Property Trustee fails to enforce its rights under the Subordinated Debentures to the fullest extent permitted by law, any holder of Preferred Securities may institute a legal proceeding against Motorola to enforce the Property Trustee's rights under the Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of Motorola to pay interest or principal on the Subordinated Debentures on the date such interest or principal is otherwise payable (taking into account any Extension Periods), then any holder of Preferred Securities may directly institute a legal proceeding against Motorola for payment of its pro rata share of principal and interest. The Company, under the Trust Guarantee, acknowledges that the Guarantee Trustee shall enforce the Trust Guarantee on behalf of the holders of the Preferred Securities. If Motorola fails to make payments under the Trust Guarantee, the Trust Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. Notwithstanding the foregoing, if Motorola has failed to make a payment under the Trust Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against Motorola for enforcement of the Trust Guarantee with respect to payment to the record holder of the Preferred Securities of the principal or interest on the Subordinated Debentures held by the Trust on or after the respective due dates specified in the Subordinated Debentures (taking into account any Extension Periods), without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

                     UNITED STATES FEDERAL INCOME TAXATION

General

      This general summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative and judicial interpretations thereof, each as of the date hereof, all of which are subject to change, possibly on a retroactive basis. The authorities on which this general summary is based are subject to various interpretations, and the opinions expressed herein are not binding on the IRS or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed herein or that a court would not sustain such a challenge.

      Except as otherwise stated, this general summary deals only with Preferred Securities held as a capital asset (within the meaning of section 1221 of the Code) by a holder who or which (i) purchased the Preferred Securities upon original issuance at their original offering price and (ii) is a US Holder (as defined below). This summary does not address all the tax consequences that may be relevant to a US Holder, nor does it address the tax consequences, except as stated below, to holders that are not US Holders ("Non-US Holders") or to holders that may be subject to special tax treatment (such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, brokers and dealers in securities or currencies, other financial institutions, tax-exempt organizations, persons holding the Preferred Securities as a position in a "straddle," or as part of a "synthetic security," "hedging," as part of a "conversion" transaction or other integrated investment, persons having a functional currency other than the U.S. Dollar, and certain United States expatriates). Further, this summary does not address (a) the income tax consequences to shareholders in, or partners or beneficiaries of, a holder of the Preferred Securities, (b) the United States federal alternative minimum tax consequences of the purchase, ownership or disposition of the Preferred Securities, or (c) any state, local or foreign tax consequences of the purchase, ownership and disposition of Preferred Securities.

      A "US Holder" is a holder of the Preferred Securities who or which is (i) a citizen or individual resident (or is treated as a citizen or individual resident under the Code) of the United States for income tax purposes, (ii) a corporation or partnership created or organized (or treated as created or organized for federal income tax purposes) in or under the laws of the United States or any political subdivision thereof (other than any such partnership treated as foreign under U.S. Treasury regulations which may be issued under a recently enacted amendment to the Code), (iii) an estate the income of which is includible in its gross income for United States federal income tax purposes without regard to its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

      PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

Classification of the Subordinated Debentures

      In the opinion of Kirkland & Ellis, legal counsel for Motorola and the Trust, the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of Motorola under current law. By acceptance of Preferred Securities, each holder covenants to treat the Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Subordinated Debentures. No assurance can be given, however, that the classification of the Subordinated Debentures as debt will not be challenged by the IRS or, if challenged, that such a challenge will not be successful. A successful IRS challenge to the classification of the Subordinated Debentures as debt would prevent Motorola from deducting the interest paid or accrued on the Subordinated Debentures for United States federal income tax purposes and could constitute a Tax Event. Additionally, if the interest on the Subordinated Debentures is not deductible it could adversely affect Motorola's ability to make payments on the Subordinated Debentures. The remainder of this discussion assumes that the Subordinated Debentures will be classified as indebtedness of Motorola for United States federal income tax purposes.

Classification of the Trust

      In the opinion of Kirkland & Ellis, legal counsel for Motorola and the Trust, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation under current law and assuming full compliance with the terms of the Declaration. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Subordinated Debentures and each US Holder will be required to include in gross income all interest on (including OID accrued, if any) or gain recognized for United States federal income tax purposes with respect to its allocable share of the Subordinated Debentures.

US Holders

Interest Income and Original Issue Discount

      Under applicable Treasury regulations (the "Regulations"), remote contingencies that stated interest will not be timely paid are ignored in determining whether a debt instrument is issued with OID. If the Subordinated Debentures are treated as issued with OID, such OID must be included in income by all holders as it accrues economically on a daily basis, without regard to when it is paid in cash or whether a particular holder generally uses the cash method of accounting. Motorola has concluded that the likelihood of its exercising its option to defer payments of interest is remote. This conclusion is based on Motorola's analysis, as of the date of issue of the Subordinated Debentures, of various facts and circumstances deemed relevant to exercising such deferral option, including, among other things, the inability of Motorola
(a) to declare or pay a dividend, or engage in certain other capital transactions, with respect to its capital stock, or (b) to make any payment of principal of or interest or premium, if any, on, or repay, repurchase or redeem, any debt of Motorola that ranks equal with or junior to the Subordinated Debentures if the deferral option is exercised. Based upon this conclusion and in the absence of any specific definition of "remote" in the applicable Regulations, in the opinion of Kirkland & Ellis, although the matter is not entirely free from doubt, the Subordinated Debentures will not be subject to the OID rules unless Motorola exercises its option to extend the interest payment period. As a consequence, holders of the Preferred Securities should report interest under their own methods of accounting (e.g., cash or accrual) instead of under the daily economic accrual rules for OID instruments.

      Under the Regulations, if Motorola exercises its option to defer payments of interest, the Subordinated Debentures would be treated as redeemed and reissued for OID purposes and the sum of the remaining interest payments on the Subordinated Debentures would thereafter be treated as OID, which would accrue, and be includible in a US Holder's taxable income, on an economic accrual basis (regardless of the US Holder's method of accounting for income tax purposes) over the remaining term of the Subordinated Debentures (including any period of interest deferral), without regard to the timing of payments under the Subordinated Debentures.

      The IRS could take the position that the likelihood that Motorola would exercise its right to defer payments of interest is not a "remote" contingency for purposes of the OID rules, in which case, the Subordinated Debentures would be treated as initially issued with OID in an amount equal to the aggregate stated interest over the term of the Subordinated Debentures. That OID would generally be includible in a US Holder's taxable income, over the term of the Subordinated Debentures, on an economic accrual basis.

Characterization of Income

      Because the income underlying the Preferred Securities will not be classified as dividends for income tax purposes, corporate US Holders of Preferred Securities will not be entitled to a dividends-received deduction for any income recognized with respect to the Preferred Securities.

Sales of Preferred Securities

      A US Holder that sells Preferred Securities will recognize gain or loss equal to the difference between the amount realized on the sale of the Preferred Securities and such holder's adjusted tax basis in such Preferred Securities. To the extent of any accrued but unpaid interest, the amount realized on the sale of such Preferred Securities will be treated as ordinary income. Assuming Motorola does not defer interest on the Subordinated Debentures by extending the interest payment period, a US Holder's "adjusted tax basis" in the Preferred Securities generally will equal its initial purchase price. If Motorola elects to defer interest payments, a US Holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by any OID previously included in such holder's gross income to the date of disposition and decreased by payments received on the Preferred Securities after Motorola exercises its option to extend the current interest payment period and prior to the date of disposition. Any gain or loss recognized generally will be a capital gain or loss. The highest marginal individual federal income tax rate (which applies to ordinary income and gain from sales or exchanges of capital assets held for one year or less) is 39.6%. The maximum regular federal income tax rate on capital gains derived by individual taxpayers is 20% for sales and exchanges of capital assets held for more than one year. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate income tax rates of up to 35%.

      The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder who disposes of Preferred Securities between record dates for payments of distributions thereon will be required to include in income (to the extent not previously included in income) as ordinary income amounts attributable to accrued and unpaid interest on the Subordinated Debentures through the date of disposition and the amount realized on disposition excludes the portion of the sales price treated as interest. To the extent the selling price is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

      If Motorola elects to defer payments of interest, the market value of the Preferred Securities will likely fall. Furthermore, the market value of the Preferred Securities may not reflect the accumulated distribution that will be paid at the end of the Extension Period. A US Holder who disposes of Preferred Securities during an Extension Period will be required to include as ordinary income the accrued OID on the Subordinated Debentures through the date of disposition as ordinary income and add such amount to the US Holder's adjusted basis in the pro rata share of Preferred Securities disposed of. To the extent the selling price is less than the US Holder's adjusted tax basis, the US Holder will recognize capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust

      Under certain circumstances described herein (see "Description of the Preferred Securities--Distribution of the Subordinated Debentures"), the Trust may distribute the Subordinated Debentures to holders in exchange for the Preferred Securities and in liquidation of the Trust. Except as discussed below, such a distribution would not be a taxable event for United States federal income tax purposes, and each US Holder would have an aggregate adjusted basis in its Subordinated Debentures for United States federal income tax purposes equal to such holder's aggregate adjusted basis in its Preferred Securities. (For a description of adjusted basis in the Preferred Securities, see discussion above in "--Sales of Preferred Securities.") For United States federal income tax purposes, a US Holder's holding period in the Subordinated Debentures received in such a liquidation of the Trust would include the period during which the Preferred Securities were held by the holder.

      Under certain circumstances described herein (see "Description of the Preferred Securities" and "Description of the Subordinated Debentures"), the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Such a redemption would be taxable for United States federal income tax purposes, and a US Holder would recognize gain or loss as if it had sold the Preferred Securities for cash. See "--Sales of Preferred Securities" above.

Potential Tax Law Changes

      From time to time, certain tax law changes have been proposed that would deny interest deductions to corporate issuers of debt instruments with terms that include certain of the terms of the Subordinated Debentures. In addition, the IRS has challenged taxpayers' treatment as indebtedness of securities issued with characteristics similar to the Subordinated Debentures. To date, such tax law change proposals have not been enacted and the only known challenge that has advanced as far as litigation was settled short of trial, with a resolution favorable to the taxpayer's position. However, if any similar tax law change were enacted or any such challenge by the IRS were upheld, such event could give rise to a Tax Event which could result in an early redemption of the Preferred Securities. See "Description of the Preferred Securities-- Special Event Redemption."

Non-US Holders

      Payments to a Non-US holder will generally not be subject to withholding of income tax, provided that such holder of the Preferred Securities (a) does not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) is not a controlled foreign corporation that is related to the Company through stock ownership and (c) is not a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for this exemption from withholding taxation, the last United States payor in the chain of payment prior to payment to a Non-US Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs prior to such payment, or in either of the two preceding calendar years, a statement that (a) is signed by the holder of the Preferred Securities under penalties of perjury, (b) certifies that such holder is not a US Holder and (c) provides the name and address of the holder. The statement may be made on an IRS Form W-8 or a substantially similar form, and the holder must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If the Preferred Securities are held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the holder to the organization or institution.

      As discussed above (see "--Potential Tax Law Changes"), changes in legislation, if any, affecting the income tax consequences of the Subordinated Debentures could adversely affect the ability of Motorola to deduct the interest payable on the Subordinated Debentures. Moreover, any such legislation could adversely affect Non-US Holders by characterizing income derived from the Subordinated Debentures as dividends, generally subject to a 30% income tax (on a withholding basis) when paid to a Non-US Holder, rather than as interest which, as discussed above, is generally exempt from income tax in the hands of a Non-US Holder.

      A Non-US Holder of a Preferred Security will generally not be subject to withholding of income tax on any gain realized upon the sale or other disposition of Preferred Securities.

      A Non-US Holder that holds Preferred Securities in connection with the active conduct of a United States trade or business will be subject to income tax on all income and gains recognized with respect to its proportionate share of the Subordinated Debentures.

Backup Withholding

      Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the Preferred Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Preferred Securities to a US Holder must be reported to the IRS, unless the US Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those Non-US Holders who are not exempt recipients.

      In addition, upon the sale of the Preferred Securities to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a Non-US Holder, certifies that such seller is a Non-US Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its Non-U.S. status (and certain other conditions are met). Certification of the registered owner's Non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Final Withholding Regulations

      Recently promulgated Treasury regulations (the "Final Regulations"), effective for payments made after December 31, 1999, provide alternative methods for satisfying the certification requirements described above under "Non-US Holders" and "Backup Withholding." The Final Regulations also will require, in the case of Preferred Securities held by foreign partnerships, that
(i) the certification described above be provided by the partners rather than the foreign partnership (unless the foreign partnership agrees to become a "withholding foreign partnership") and (ii) the partnership provides certain information, including a US taxpayer identification number. A look-through rule will apply in the case of tiered partnerships. Prospective investors are urged to consult their own tax advisors regarding the Final Regulations.

      THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

      Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement") among the Company, the Trust and each of the underwriters named below (collectively, the "Underwriters"), the Trust has agreed to sell to each of the Underwriters named herein, and each of the Underwriters for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives (the "Representatives"), has severally agreed to purchase from the Trust, the respective number of Preferred Securities set forth below opposite its name. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                                                      Number of
                                                                      Preferred
      Underwriter                                                     Securities
      -----------                                                     ----------
      Merrill Lynch, Pierce, Fenner & Smith
               Incorporated..........................................
                                                                      ----------
           Total..................................................... 20,000,000
                                                                      ==========

      The Underwriters propose initially to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in
excess of $        per Preferred Security. The Underwriters may allow, and such
dealers may reallow, a discount not in excess of $        per Preferred
Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      In view of the fact that the proceeds of the sale of the Preferred Securities will be used by the Trust to purchase the Subordinated Debentures of Motorola, the Underwriting Agreement provides that Motorola will pay as compensation ("Underwriters' Compensation") to the Underwriters arranging the
investment therein of such proceeds, an amount of $                per
Preferred Security (or $               in the aggregate) for the accounts of
the several Underwriters; provided that, such compensation for sales of 10,000
or more Preferred Securities to any single purchaser will be $          per
Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.

      During a period of 30 days from the date of this prospectus, neither the Trust nor the Company will, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the Underwriters, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, Subordinated Debentures or Trust Guarantee, any security convertible into or exchangeable into or exercisable for any of such securities or any securities substantially similar to any of such securities (except for the Preferred Securities, Subordinated Debentures and Trust Guarantee offered hereby).

      Prior to this offering, there has been no public market for the Preferred Securities. Motorola and the Trust intend to list the Preferred Securities on the NYSE. If the application is approved, trading of the Preferred Securities on the NYSE is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. The Representatives have advised the Trust that they intend to make a market in the Preferred Securities prior to the commencement of trading on the NYSE. The Representatives have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time. No assurance can be given as to the liquidity of the trading market for the Preferred Securities.

      In order to meet one of the requirements for listing the Preferred Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

      Until the distribution of the Preferred Securities is completed, the rules of the SEC may limit the ability of the Underwriters to bid for and purchase the Preferred Securities. As an exception to these rules, the Underwriters will be permitted to engage in certain transactions that stabilize the price of the Preferred Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Preferred Securities.

      If the Underwriters create a short position in the Preferred Securities in connection with this offering, i.e., if they sell more Preferred Securities than are set forth on the cover page of this prospectus, the Representatives may reduce that short position by purchasing Preferred Securities in the open market.

      The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase Preferred Securities in the open market to reduce the Underwriters' short position or to stabilize the price of the Preferred Securities they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those Preferred Securities as part of this offering.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

      Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions. Any such transactions, once commenced, may be discontinued at any time without notice.

      The Company and the Trust have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

      From time to time, the Underwriters and certain of their affiliates have engaged, and may in the future engage, in transactions with, and perform services for, Motorola and its affiliates in the ordinary course of business.

      Motorola will pay all expenses associated with the offer and sale of the Preferred Securities. Motorola estimates that such expenses, excluding Underwriters' Compensation, will be approximately $500,000.

                                 LEGAL MATTERS

      Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Trust. The validity of the Subordinated Debentures, the Trust Guarantee and certain matters relating thereto, will be passed upon on behalf of the Company and the Trust by Carol H. Forsyte of the Company's Law Department. As of January 19, 1999, Ms. Forsyte owned approximately 160 shares of Common Stock and held options to purchase 10,600 shares of Common Stock, of which options to purchase 3,000 shares were currently exercisable. Certain legal matters will be passed upon for the Company and the Trust by Kirkland & Ellis (a partnership including professional corporations), Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

      The consolidated financial statements and schedules of the Company and its consolidated subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

                             INDEX OF DEFINED TERMS

1940 Act....................................................................   7
Beneficial Owner............................................................  33
Business Day................................................................  26
Change in 1940 Act Law......................................................  27
Code........................................................................  50
Common Guarantee............................................................  44
Common Securities...........................................................   5
Company.....................................................................   5
Company Payment.............................................................  36
Compound Interest...........................................................  39
Declaration.................................................................  16
Declaration Event of Default................................................  26
Delaware Trustee............................................................   5
Direct Participants.........................................................  33
DTC.........................................................................   9
Exchange Act................................................................   3
Extension Period............................................................  25
FASB........................................................................  17
Final Regulations...........................................................  54
Form 10-K...................................................................   3
Global Security.............................................................  43
Guarantee Payments..........................................................  45
Guarantee Trustee...........................................................  16
Harris......................................................................   5
Indenture Trustee...........................................................   5
Indenture...................................................................   5
Indenture Event of Default..................................................  30
Indirect Participants.......................................................  33
Interest Payment Date.......................................................  38
Interest Deduction Date.....................................................  39
Investment Company Event....................................................  27
IRS.........................................................................  15
Liquidation Distribution....................................................   8
Liquidation.................................................................  29
Maturity Date...............................................................  39
Motorola....................................................................   5
Non-US Holder...............................................................  50
NYSE........................................................................   3
Participants................................................................  33
Preferred Securities........................................................   5
Property Trustee............................................................   5
Property Account............................................................  16
Redemption Price............................................................   7
Regular Trustees............................................................  16
Regulations.................................................................  51
Representatives.............................................................  55
Scheduled Maturity Date.....................................................  39
SEC.........................................................................   3
Senior Indebtedness.........................................................  37
Special Event...............................................................  13
Sponsor.....................................................................  16
Subordinated Debentures.....................................................   5
Successor Securities........................................................  32

Super Majority.............................................................  30
Tax Event..................................................................  27
Trust Act..................................................................  16
Trust......................................................................   3
Trust Guarantee............................................................   7
Trustees...................................................................   5
Underwriters...............................................................  55
Underwriting Agreement.....................................................  55
US Holder..................................................................  50
Withholding Agent..........................................................  53

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   20,000,000
                              Preferred Securities

                                Motorola Capital
                                    Trust I

                               % Trust Originated
                             Preferred SecuritiesSM
                                  ("TOPrSSM")
                           Fully and Unconditionally
                                 Guaranteed by

[MOTOROLA, INC. LOGO]

                               -----------------
                                   PROSPECTUS
                               -----------------


                              Merrill Lynch & Co.

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:

      Registration Fee................................................ $139,000
      Legal Fees and Expenses.........................................  100,000
      Trustee Fees and Expenses.......................................   23,000
      Accounting Fees and Expenses....................................   30,000
      Blue Sky Fees and Expenses......................................   10,000
      Printing Fees...................................................   50,000
      Rating Agency Fees..............................................   37,000
      Listing Fees....................................................  100,000
      Miscellaneous...................................................   11,000
                                                                       --------
          Total....................................................... $500,000
                                                                       ========

--------
* Estimated pursuant to instruction to Item 511 of Regulation S-K.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.

      The Registrant's Restated Certificate of Incorporation and its directors' and officers' liability insurance policy provide for indemnification of its directors and officers against certain liabilities.

      Under the Declaration, the Trust will agree to indemnify each of the Trustees and to hold each Trustee harmless against, any loss, damage, claims, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the Declaration, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Declaration.

ITEM 16. EXHIBITS

      The following Exhibits are filed as part of this Registration Statement:

   *1.1   Form of Underwriting Agreement.
    3.1   Restated Certificate of Incorporation, as amended, including
          Certificate of Designation, Preferences and Rights of Junior
          Participating Preferred Stock, Series A (incorporated by reference to Exhibit 3(b)(i) to the Registrant's Quarterly Report on Form 10-
          Q for the quarter ended April 2, 1994 (File No. 1-7221)).
    3.2   By-Laws of Motorola, Inc., as amended (incorporated by reference to
          Exhibit 3(ii) to the Registrant's Quarterly Report on Form 10-Q for
          the quarter ended June 27, 1998 (File No.
          1-7221)).
  **3.3   Certificate of Designations, Preferences and Rights of Junior
          Participating Preferred Stock, Series B.
   *4.1   Form of Certificate of Trust of Motorola Capital Trust I.
   *4.2   Form of Declaration of Trust of Motorola Capital Trust I.

   *4.3   Form of Amended and Restated Declaration of Trust.
   *4.4   Form of Preferred Securities Guarantee Agreement.
   *4.5   Form of Preferred Security.
   *4.6   Form of   % Subordinated Deferrable Interest Debenture.
   *4.7   Form of Subordinated Indenture.
   *4.8   Form of Supplemental Indenture.
   *5.1   Opinion and Consent of Carol H. Forsyte, Esq.
   *5.2   Opinion and Consent of Richards, Layton & Finger LLP.
   *8     Opinion and Consent of Kirkland & Ellis.
 **12     Statement re: Computation of ratio of earnings to fixed charges.
  *23.1   Consent of Carol H. Forsyte (included as part of Exhibit 5.1).
  *23.2   Consent of Richards, Layton & Finger (included as part of Exhibit
          5.2).
  *23.3   Consent of Kirkland & Ellis (included as part of Exhibit 8).
 **23.4   Consent of KPMG LLP.
   24     Powers of Attorney (included on signature page).
  *25     Statement of Eligibility of Harris Trust and Savings Bank, as
          Trustee, on Form T-1.

--------
*To be filed by amendment.
**Filed herewith.

ITEM 17. UNDERTAKINGS

      (a) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) The Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4)
  or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Schaumburg and the State of Illinois, on the 20th day of January, 1999.

                                            Motorola, Inc.

                                                  /s/ Carl F. Koenemann
                                            By: _______________________________
                                                      Carl F. Koenemann
                                                 Executive Vice President and
                                                   Chief Financial Officer

                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl F. Koenemann, Garth L. Milne and Anthony Knapp and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any related Registration Statement filed pursuant to Rule 462(b) or any successor regulation, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

             Signature                        Title                  Date
             ---------                        -----                  ----


   /s/ Christopher B. Galvin        Chief Executive Officer      January 18,
 _________________________________   and Director (Principal         1999
       Christopher B. Galvin         Executive Officer)

     /s/ Carl F. Koenemann          Executive Vice President     January 15,
 _________________________________   and Chief Financial             1999
         Carl F. Koenemann           Officer (Principal
                                     Financial Officer)

       /s/ Anthony Knapp            Corporate Vice President     January 19,
 _________________________________   and Controller (Principal       1999
           Anthony Knapp             Accounting Officer)

       /s/ Ronnie C. Chan           Director                     January 15,
 _________________________________                                   1999
           Ronnie C. Chan

     /s/ H. Laurance Fuller         Director                     January 18,
 _________________________________                                   1999
         H. Laurance Fuller


             Signature                        Title                  Date
             ---------                        -----                  ----


      /s/ Robert W. Galvin          Director                     January 15,
 _________________________________                                   1999
          Robert W. Galvin

     /s/ Robert L. Growney          Director                     January 18,
 _________________________________                                   1999
         Robert L. Growney

       /s/ Anne P. Jones            Director                     January 18,
 _________________________________                                   1999
           Anne P. Jones

      /s/ Donald R. Jones           Director                     January 18,
 _________________________________                                   1999
          Donald R. Jones
       /s/ Judy C. Lewent           Director                     January 18,
 _________________________________                                   1999
           Judy C. Lewent

      /s/ Walter E. Massey          Director                     January 20,
 _________________________________                                   1999
          Walter E. Massey

      /s/ Thomas J. Murrin          Director                     January 16,
 _________________________________                                   1999
          Thomas J. Murrin

    /s/ Nicholas Negroponte         Director                     January 15,
 _________________________________                                   1999
        Nicholas Negroponte

     /s/ John E. Pepper Jr.         Director                     January 16,
 _________________________________                                   1999
        John E. Pepper, Jr.

    /s/ Samuel C. Scott III         Director                     January 18,
 _________________________________                                   1999
        Samuel C. Scott III

       /s/ Gary L. Tooker           Director                     January 15,
 _________________________________                                   1999
           Gary L. Tooker

      /s/ B. Kenneth West           Director                     January 15,
 _________________________________                                   1999
          B. Kenneth West

                                    Director
 _________________________________
           John A. White


                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Schaumburg and the State of Illinois, on the 20th day of January, 1999.

                                            Motorola Capital Trust I

                                                  /s/ Carl F. Koenemann
                                            By: _______________________________
                                                      Carl F. Koenemann
                                                       Regular Trustee

                                                    /s/ Garth L. Milne
                                            By: _______________________________
                                                        Garth L. Milne
                                                       Regular Trustee

                               POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl F. Koenemann, Garth L. Milne and Anthony Knapp and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any related Registration Statement filed pursuant to Rule 462(b) or any successor regulation, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes may lawfully do or cause to be done by virtue hereof.

             Signature                        Title                  Date
             ---------                        -----                  ----


      /s/ Carl F. Koenemann         Regular Trustee              January 19,
 _________________________________                                   1999
         Carl F. Koenemann

       /s/ Garth L. Milne           Regular Trustee              January 19,
 _________________________________                                   1999
           Garth L. Milne